Exhibit 10.1

EXECUTION COPY

Published CUSIP Number: 611742107

$100,000,000

AMENDED AND RESTATED

SECURED REVOLVING CREDIT AGREEMENT

among

MONSTER WORLDWIDE, INC.
TMP WORLDWIDE LIMITED,

BARTLETT SCOTT EDGAR LIMITED,

as Borrowers,

The Several Lenders
from Time to Time Parties Hereto,

LASALLE BANK NATIONAL ASSOCIATION,

as Documentation Agent

THE ROYAL BANK OF SCOTLAND plc,

as Syndication Agent

BANK OF AMERICA, N.A.,
as Administrative Agent

Dated as of January 14, 2005

BANC OF AMERICA SECURITIES, LLC,

as Sole Lead Arranger

TABLE OF CONTENTS

SECTION 1	DEFINITIONS
1.1.	Defined Terms
1.2.	Other Definitional Provisions
1.3.	Currency Conversion
1.4.	Letter of Credit Amounts
1.5.	Assignment of Administrative Agent’s Rights and Obligations
1.6.	Assignment of Loans

SECTION 2	AMOUNT AND TERMS OF REVOLVING COMMITMENTS
2.1.	Revolving Commitments
2.2.	Procedure for Revolving Loan Borrowing
2.3.	Swingline Commitment
2.4.	Procedure for Swingline Borrowing; Refunding of Swingline Loans
2.5.	Commitment Fees, etc
2.6.	Termination of Revolving Commitments
2.7.	L/C Commitment
2.8.	Procedure for Issuance of Letter of Credit
2.9.	Fees and Other Charges
2.10.	L/C Participations
2.11.	Reimbursement Obligation of Monster Worldwide
2.12.	Obligations Absolute
2.13.	Letter of Credit Payments
2.14.	Applications
2.15.	Foreign Currency Loans and UK Foreign Currency Loans
2.16.	Procedure for Foreign Currency Loan and UK Foreign Currency Loan Borrowings
2.17.	Foreign Currency Charges

SECTION 3	AMOUNTS AND TERMS OF COMMITMENT DECREASES AND INCREASES
3.1.	Revolving Credit Commitment Decreases
3.2.	Revolving Credit Commitment Increases

SECTION 4	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
4.1.	Optional Prepayments
4.2.	Mandatory Prepayments
4.3.	Conversion and Continuation Options
4.4.	Limitations on Eurocurrency Tranches
4.5.	Interest Rates and Payment Dates
4.6.	Computation of Interest and Fees
4.7.	Inability to Determine Interest Rate

i

4.8.	Pro Rata Treatment and Payments
4.9.	Requirements of Law
4.10.	Taxes
4.11.	Indemnity
4.12.	Change of Lending Office
4.13.	Replacement of Lenders
4.14.	Evidence of Debt
4.15.	Illegality
4.16.	Foreign Currency Exchange Rate

SECTION 5	REPRESENTATIONS AND WARRANTIES
5.1.	Formation and Qualification
5.2.	Corporate Power and Authority
5.3.	Legally Enforceable Agreement
5.4.	Executive Offices
5.5.	ERISA
5.6.	Compliance with Laws
5.7.	Solvency
5.8.	Investment Company Act; Other Regulations
5.9.	No Litigation
5.10.	Federal Regulations
5.11.	Labor
5.12.	Subsidiaries
5.13.	Material Contracts
5.14.	Financial Statements
5.15.	Patents, Trademarks, Copyrights and Licenses
5.16.	Accountants
5.17.	No Defaults
5.18.	Taxes
5.19.	No Change
5.20.	Environmental Compliance
5.21.	Accuracy of Information, etc
5.22.	Representations as to UK Borrowers

SECTION 6	CONDITIONS PRECEDENT AND ADDITION OF BORROWERS
6.1.	Conditions to Initial Extension of Credit
6.2.	Conditions to Each Extension of Credit
6.3.	Addition of Borrowers

SECTION 7	AFFIRMATIVE COVENANTS
7.1.	Financial Statements
7.2.	Certificates; Other Information
7.3.	Payment of Obligations
7.4.	Maintenance of Existence; Compliance
7.5.	Maintenance of Property; Insurance
7.6.	Inspection of Property; Books and Records; Discussions
7.7.	Notices

7.8.	Environmental Laws
7.9.	Additional Collateral, etc
7.10.	Use of Proceeds
7.11.	Further Assurances
7.12.	Pledge of Foreign Subsidiary Stock

SECTION 8	NEGATIVE COVENANTS
8.1.	Financial Condition Covenants
8.2.	Indebtedness
8.3.	Liens
8.4.	Fundamental Changes
8.5.	Disposition of Property
8.6.	Restricted Payments
8.7.	Hedge Agreements
8.8.	Investments
8.9.	Transactions with Affiliates
8.10.	Sales and Leasebacks
8.11.	Changes in Fiscal Periods
8.12.	Negative Pledge Clauses
8.13.	Clauses Restricting Subsidiary Distributions
8.14.	Lines of Business

SECTION 9	EVENTS OF DEFAULT

SECTION 10	THE AGENTS
10.1.	Appointment
10.2.	Delegation of Duties
10.3.	Exculpatory Provisions
10.4.	Reliance by Agent
10.5.	Notice of Default
10.6.	Non-Reliance on Agents and Other Lenders
10.7.	Indemnification
10.8.	Agent in Its Individual Capacity
10.9.	Successor Administrative Agent
10.10.	Agent Generally
10.11.	The Documentation Agent, Syndication Agent and Lead Arranger
10.12.	Administrative Agent May File Proofs of Claim

SECTION 11	MISCELLANEOUS
11.1.	Amendments and Waivers
11.2.	Notices
11.3.	No Waiver; Cumulative Remedies
11.4.	Survival of Representations and Warranties
11.5.	Payment of Expenses and Taxes
11.6.	Successors and Assigns; Participations and Assignments
11.7.	Adjustments; Set-off
11.8.	Counterparts

11.9.	Severability
11.10.	Integration
11.11.	GOVERNING LAW
11.12.	SUBMISSION TO JURISDICTION; WAIVERS, ETC
11.13.	Acknowledgments
11.14.	Releases of Guarantees and Liens
11.15.	Confidentiality
11.16.	WAIVERS OF JURY TRIAL
11.17.	Addition of Foreign Subsidiaries as Borrowers
11.18.	Conversion of Currencies
11.19.	Interest Rate Limitation
11.20.	Borrowings by the UK Borrowers
11.21.	USA PATRIOT Act Notice

ANNEX:

A	Pricing Grid
B	Commitment Schedule
C	Loan Assignments

SCHEDULES:

1.1	Mandatory Cost Formulae
5.4	Offices Where Books/Records re Collateral Located
5.9	Litigation
5.12(a)	Subsidiaries
5.12(b)	Outstanding Equity Commitments
5.13	Material Contracts
5.18	Tax Sharing Agreements
7.13	Schedule of Post-Closing Matters
8.2(d)	Existing Indebtedness
8.3(k)	Existing Liens
8.8(e)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Legal Opinion of Fulbright & Jaworski L.L.P.
E-2	Form of Legal Opinion of UK Counsel
F	Form of Exemption Certificate
G-1	Form of Note of Monster Worldwide

G-2	Form of Note of UK Borrowers
G-3	Form of Swingline Note
H	Form of Debenture
I	Form of Share Charge
J	Form of Borrower Supplement
K-1	Form of New Lender Supplement
K-2	Form of Commitment Increase Supplement
L	Form of Consolidated Accounts Receivable Summary Report

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AMENDED AND RESTATED SECURED REVOLVING CREDIT AGREEMENT, dated as of January 14, 2005, among MONSTER WORLDWIDE, INC., a Delaware corporation (“Monster Worldwide”), TMP WORLDWIDE LIMITED (“TMPWL”), an indirect wholly owned subsidiary of Monster Worldwide organized under the laws of the United Kingdom, BARTLETT SCOTT EDGAR LIMITED (“BSEL”, with TMPWL, the “UK Borrowers”), an indirect wholly owned subsidiary of Monster Worldwide organized under the laws of the United Kingdom, the other “Subsidiary Borrowers” party from time to time hereto (each a “Borrower,” collectively the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANC OF AMERICA SECURITIES, LLC, as sole lead arranger and book manager (in such capacity, the “Lead Arranger”), BANK OF AMERICA, N.A. as administrative agent (in such capacity, the “Administrative Agent”), THE ROYAL BANK OF SCOTLAND plc, as syndication agent (in such capacity, the “Syndication Agent”), and LASALLE BANK NATIONAL ASSOCIATION, as documentation agent (in such capacity, the “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, (i) the Borrowers, the Lenders and the Agents have entered into a Secured Revolving Credit Agreement dated as of April 7, 2003 (the “Original Credit Agreement”), and (ii) the Borrowers, the Lenders and the Agents have entered into amendments to the Original Credit Agreement dated as of August 5, 2003,  September 12, 2003, December 31, 2003 and May 7, 2004 (such amendments together with the Original Credit Agreement, the “Credit Agreement”); and

WHEREAS, Monster Worldwide has requested that the Lenders hereto amend and restate the Credit Agreement to among other things, make available a secured revolving multicurrency credit facility with letter of credit and swingline subfacilities, the proceeds of which will be used for general corporate purposes and for certain other transactions specified herein; and

WHEREAS, the Lenders have agreed to make such credit facilities available upon and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

SECTION 1    DEFINITIONS

1.1.                              Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Additional Cost Rate”: as defined in Schedule 1.1.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the preamble to this Agreement.

“Affected Foreign Currency”:  as defined in Section 4.7(c).

“Affiliate”:  means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Lead Arranger,  the Administrative Agent, the Documentation Agent and any successor agent arising under Section 10.9 hereunder, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Restatement Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage, carried out to the ninth decimal place) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Amended and Restated Secured Revolving Credit Agreement.

“Agreement Currency”:  as defined in Section 11.18(b).

“Applicable Creditor”:  as defined in Section 11.18(b).

“Applicable Margin”:  for any period shall be the percentage determined in accordance with the Pricing Grid by calculating the Consolidated Leverage Ratio for the most recent fiscal quarter.  The Applicable Margin with respect to Base Rate Loans and Eurocurrency Loans shall be the percentage set forth in the Pricing Grid.

“Applicable Time”: means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicable UK Borrower Documents”: as defined in Section 5.22.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Assumption”:  an Assignment and Assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 11.6(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Available Revolving Commitment”:  means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) the Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bank Guarantee”: a guarantee, bond or counter indemnity issued or to be issued at the request of Monster Worldwide by an Issuing Lender to any other Person.

“Base Rate”:  means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan”:  shall mean any Loan that bears interest based upon the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Benefited Lender”:  as defined in Section 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“BofA”:  as defined in Section 1.5.

“Borrower”:  as defined in the preamble to this Agreement.

“Borrower Supplement”:  shall mean the supplement attached hereto as Exhibit J.

“Borrowing Date”:  any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Loans hereunder.

“Business Day”: means a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that (a) when used in connection with a Eurocurrency Loan or for the issuance of a Bank Guarantee, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with a Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks in (i) the jurisdiction of the account to which the proceeds of such Loan are to be disbursed and (ii) the jurisdiction in which payments of principal of and interest on such Loan are to be made are authorized or required by law to close.

“Calculation Date”:  with respect to each Foreign Currency, the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day), provided that the second Business Day preceding each Borrowing Date with respect to any Foreign Currency Loans or UK Foreign Currency Loans in a Foreign Currency shall also be a “Calculation Date” with respect to such Foreign Currency.

“Capital Expenditures”:  for any period, with respect to any Person, whether paid in cash or accrued as liabilities, the aggregate of all expenditures by such Person and its Subsidiaries in the period for (a) the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, (b) the purchase or development of computer software or systems to the extent such expenditures are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in conformity with GAAP and (c) deferred installation costs; provided that, Capital Expenditures shall not include expenditures recorded as consideration paid in connection with acquisitions permitted by Section 8.8(h) or any other related expenditure made substantially contemporaneously therewith and provided further that with respect to Capital Expenditures made pursuant to a capital lease, the full amount of the Capital Lease Obligation shall be deemed to have been actually made in the fiscal period in which such capital lease was entered into.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including without limitation, membership interests (however designated) in any limited liability corporation and partnership interests (however designated) in any limited partnership, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of eighteen months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of eighteen months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of eighteen months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of Dollar denominated money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s or (iii) have portfolio assets of at least $1,000,000,000 or (h) in the case of Subsidiaries doing business outside of the United States, substantially similar investments to those set forth in clauses (a) through (g) above denominated in foreign currencies; provided that, references to the United States shall be deemed to mean foreign countries having a sovereign rating of A or better from either S&P or Moody’s.

“Charges”:  as defined in Section 11.19.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  shall mean the rate per annum as calculated pursuant to the Pricing Grid.

“Commitment Increase Supplement”: each Commitment Increase Supplement delivered pursuant to Section 3.2, substantially in the form of Exhibit K-2.

“Commitment Schedule”:  shall mean the schedule attached as Annex B hereto.

 “Committed Borrowing”: means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and Monster Worldwide (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated”:  means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Consolidated EBITDA”:  shall mean, with respect to Monster Worldwide on a consolidated basis for any applicable fiscal period, each calculated for such period: (a) net income for such period (excluding extraordinary or non-recurring non-cash gains or losses but including losses attributable to foreign currency transactions) plus (b) total interest expense, plus (c) all charges against income for such period for federal, state and local income taxes actually paid or accrued, plus (d) depreciation, amortization (including amortization of any goodwill or other general intangibles) and other non-cash charges deducted in determining net income for such period (including but not limited to impairment charges and stock based compensation), minus (e) gains attributable to any asset sales calculated in determining net income for such period, plus (f) losses attributable to any asset sales calculated in determining net income for such period; plus historic EBITDA for the period of calculation for any company acquired by the Borrowers or any of their Subsidiaries that constitutes a Permitted Acquisition.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Monster Worldwide and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrowers and their Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDA for the twelve month period ending on such day.

“Consolidated Net Income”:  for any period of determination, the consolidated net income (or loss) of Monster Worldwide and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Funded Debt”:  means at any date, the aggregate principal amount of all Funded Debt of Monster Worldwide and its Consolidated Subsidiaries at such date,

determined on a Consolidated basis and required to be reflected on the Borrowers’ balance sheet in accordance with GAAP.

“Continuing Directors”:  the directors of Monster Worldwide on the Restatement Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Monster Worldwide is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”:  means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debentures”:  means (i) the debenture to be executed by TMPWL, and (ii) the debenture to be executed by BSEL, each in favor of the Administrative Agent substantially in the form of Exhibit I (each a “Debenture”).

“Default”:  means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate”: means the rate of interest payable by any Borrower for failure to make payments on any portion of the principal amount (or interest, as applicable) of any Loan or Reimbursement Obligation when due, as more particularly described in Section 4.5(c) of the Agreement.

“Disposition” or “Dispose”:  means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agent”:  as defined in the preamble to this Agreement.

“Dollar Equivalent”:  means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) as to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollars” and “$”:  mean lawful money of the United States.

“Domestic Subsidiary”:  any Subsidiary of Monster Worldwide that is organized under the laws of any political subdivision of the United States, excluding Subsidiaries that are directly or indirectly owned by Persons that are not organized under the laws of any jurisdiction within the United States.

“EMU”: means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation”: means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws”:  means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions or other Requirements of Law (including common law) relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA”:  means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”:  means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, in the event that Reuters ceases publishing such rate, then another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M.., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available, the Eurocurrency Base Rate for such period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars (or, in the case of a Eurocurrency Loan that is a Foreign Currency Loan or UK Foreign Currency Loan, deposits in the applicable Foreign Currency) for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Loans”:  means Loans that bear interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in a Foreign Currency.  All Loans denominated in a Foreign Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (with respect to member banks of the Federal Reserve System, currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).

“Eurocurrency Tranche”:  with respect to the Facility, the collective reference to Eurocurrency Loans in the same currency under the Facility for the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  has the meaning specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  as defined in Section 9(k).

“Exchange Rate”:  on any day, with respect to any currency, means, the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the exchange rate in the interbank market for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M., New York City time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such rate from another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination an Exchange Rate for any such currency; and provided further that the Issuing Lender may use such exchange rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.

 “Facility”:  the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Reference Lender on such day on such transactions as determined by the Administrative Agent.

“Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Commitment Period (or on such earlier date as the Revolving Commitments shall terminate as provided herein).

“Fixed Charge Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for the twelve month period ending on such day to (b) Consolidated Interest Expense for the twelve month period ending on such day plus scheduled payments of principal of

Indebtedness of Monster Worldwide and its Consolidated Subsidiaries for the twelve month period ending on such day.

“Fleet”:  as defined in Section 1.5.

“Foreign Currency”:  (a) with respect to any Loan, each of British Pounds Sterling, the Euro and any other currency approved by the Lenders, Issuing Lender and the Administrative Agent, provided that, the Eurocurrency Rate applicable to Foreign Currency Loans and UK Foreign Currency Loans in any other currency approved after the Restatement Closing Date may be amended as agreed by the Lenders, the Administrative Agent and the Borrowers, (b) solely with respect to any Letter of Credit (other than a Bank Guarantee), each of British Pounds Sterling, the Euro, Singapore Dollars, Swedish Krona, Australian Dollars, Canadian Dollars, Czech Republic Koruna, Hong Kong Dollars, Hungarian Forints, Indian Rupee, Japanese Yen, Malaysian Ringgit, New Zealand Dollars, Polish Zloty, Swiss Francs, Thailand Baht and any other currency approved by the Required Lenders and the applicable Issuing Lender, and (c) solely with respect to any Bank Guarantee, British Pounds Sterling.

“Foreign Currency Equivalent”:  at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency or Currencies as determined by the Administrative Agent or the Issuing Lender at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency or Currencies with Dollars on the date of determination thereof.

“Foreign Currency Loans”:  as defined in Section 2.15.

“Foreign Subsidiary”:  any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia or that is not a Domestic Subsidiary.

“Funded Debt”:  means Money Borrowed, including, without limitation, undrawn or unreimbursed Letters of Credit (to the extent such Letters of Credit are not specifically secured one hundred percent by cash or Cash Equivalents or to the extent such Letters of Credit do not secure liabilities for Money Borrowed) and Capital Lease Obligations.

“Funding Office”:  the office of the Administrative Agent, either in the United States or in London, as applicable, specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“GAAP”: generally accepted accounting principles in the United States set forth in the opinions, pronouncements and interpretations of the Accounting Principles Board, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or such other authoritative rule-making body in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers, and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating each Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrowers, Administrative Agent, and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by Monster Worldwide and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Hedge Agreements”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Hedge Agreement.

“Honor Date”: as defined in Section 2.11.

“Increase Effective Date”: the date on which the Administrative Agent shall have received a Revolving Commitment Increase Notice and all conditions precedent to the effectiveness of any such Revolving Commitment increase set forth in Section 3.2 shall have been satisfied.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person that is mandatorily redeemable prior to the Revolving Termination Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.2 and Section 9(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  For the avoidance of doubt, the AMP-Hudson Obligations (as defined in Section 8.2(g)) will not constitute Indebtedness.

“Indemnified Liabilities”:  as defined in Section 11.5.

“Indemnitee”:  as defined in Section 11.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Eurocurrency Loan, the last day of each Interest Period applicable to such Loan and the Revolving Termination Date, provided however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loans (other than a Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, and (c) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one month, two months, three months or six months thereafter, as selected by the Borrowers in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrowers may not select an Interest Period that would extend beyond the Revolving Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrowers shall select Interest Periods so as not to require any foreseeable payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

“Inventory”:  has the meaning assigned to such term under the UCC.

“Investments”:  as defined in Section 8.8.

“ISP”: as defined in Section 2.12.

“Issuance”: with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letters of Credit, and “Issue” shall have a correlative meaning.

“Issuing Lender”:  any Revolving Lender from time to time designated by the Borrowers as an Issuing Lender with the consent of such Revolving Lender and the Administrative Agent.

“Issuer Documents”: means with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the Issuing Lender and Monster Worldwide (including for the benefit of any Subsidiary) or in favor of the Issuing Lender and relating to any such Letter of Credit.

 “Judgment Currency”:  as defined in Section 11.18(b).

“Lead Arranger”:  as defined in the recitals to this Agreement.

“L/C Advance”: means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Aggregate Exposure Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing”: means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment”: $50,000,000.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit, including the maximum amount payable under any Bank Guarantees (including the Dollar Equivalent of Letters of Credit Issued in Foreign Currencies) and (b) the aggregate amount of drawings under Letters of Credit, including payments under Bank Guarantees (including the Dollar Equivalent of Letters of Credit Issued in Foreign Currencies to the extent such amounts have not been converted to Dollars in accordance with the terms hereof) that have not then been reimbursed pursuant to Section 2.11. For purposes of computing the amount available to be drawn under any Letter of Credit , the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender that issued the relevant Letter of Credit.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lending Office”: means, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letters of Credit”:  as defined in Section 2.7(a).

“Lien”: means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan”:  means an extension of credit by a Lender to a Borrower under Section 2  in the form of a Revolving Loan, a Swingline Loan or otherwise made pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, and the Notes.

“Loan Parties”:  each Borrower that is a party to a Loan Document and each Subsidiary Guarantor.

“Mandatory Cost”: means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

“Material Adverse Effect”: means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Monster Worldwide or Monster Worldwide and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract”:  each contract of the Borrowers described on Schedule 5.13.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, any hazardous or toxic substances, materials or wastes, defined as such or regulated in or under any applicable Environmental Laws, and any other substances that could reasonably be expected to result in liability under any applicable Environmental Laws.

“Maximum Commitment Increase”: as defined in Section 3.2(e).

“Maximum Rate”:  as defined in Section 11.19.

“Money Borrowed”:  means (i) Indebtedness arising from the lending of money by any Person to each Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to each Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit or bank guarantees and (v) Indebtedness of any Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by any Borrower.

“Multiemployer Plan”: means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Monster Worldwide or any Commonly Controlled Entity makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Worth”:  at a particular date means (a) the aggregate amount of all assets of Monster Worldwide on a Consolidated basis as may be properly classified as such in accordance with GAAP consistently applied (including such assets as are properly classified as intangible assets under GAAP), less (b) the aggregate amount of all liabilities of Monster Worldwide on a Consolidated basis as may be properly classified as such in accordance with GAAP consistently applied.

“New Lender Supplement”: each New Lender Supplement delivered pursuant to Section 3.2, substantially in the form of Exhibit K-1.

“New Revolving Lender”: as defined in Section 3.2(b).

“Non-Excluded Taxes”:  as defined in Section 4.10(a).

“Non-Guarantor Subsidiary”:  any Subsidiary that is not a Subsidiary Guarantor.

“Non-UK Qualifying Bank”: as defined in Section 11.20.

“Non-U.S. Lender”:  as defined in Section 4.10(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to each Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of each Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, that (i) obligations of the Borrowers or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate”: means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Reference Lender in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant”:  as defined in Section 11.6(c).

“Participating Member State”: means each state so described in any EMU Legislation.

“PATRIOT Act”: shall have the meaning provided in Section 11.21.

“PBGC”:  means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition”:  the acquisition by the Borrowers or any of their Subsidiaries of the Capital Stock or assets of another Person which is primarily engaged in the same or related line of business of the Borrowers and their Subsidiaries (or any other Person that is engaged in a business that is a reasonable extension of the business of the Borrowers and their Subsidiaries and that utilizes the same or similar technology as that used by the Borrowers and their Subsidiaries immediately prior to such acquisition) so long as following such acquisition: (i) if such other Person becomes a Domestic Subsidiary and a Wholly-Owned Subsidiary, such Domestic Subsidiary becomes a party to the Guarantee and Collateral Agreement pursuant to Section 7.9 of this Agreement and the provisions of such Section are otherwise satisfied, (ii) prior to and after giving effect to such acquisition, the Borrowers are in compliance on a pro-forma historical basis, with all the financial covenants specified in Section 8 herein as evidenced by a Compliance Certificate in the form of Exhibit B, and (iii) no Default or Event of Default shall have occurred and then be continuing or would occur after giving effect to such acquisition

“Person”: means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”:  at a particular time, any “pension plan” (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, that is covered by Title IV of ERISA and in respect of which each Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”:  means any Capital Stock pledged as collateral under any Security Document.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Prime Rate”:  shall mean the variable rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.  Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Projections”:  as defined in Section 7.2(c).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Reference Lender”: Bank of America, N.A.

“Refunded Swingline Loans”:  as defined in Section 2.4.

“Refunding Date”:  as defined in Section 2.4.

“Register”:  as defined in Section 11.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of Monster Worldwide to reimburse each Issuing Lender pursuant to Section 2.11 for amounts drawn under Letters of Credit Issued by such Issuing Lender including any amounts paid under any Bank Guarantees.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived.

“Required Lenders”:  at any time, (a) until the Restatement Closing Date, the holders of at least 51% of the Total Revolving Commitments then in effect and (b) thereafter, the holders of at least 51% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”:  as defined in Section 4.16(a).

“Reserve Percentage”:  means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

“Responsible Officer”: means the chief executive officer, president, chief financial officer, secretary, treasurer or general counsel of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Closing Date”: the first date all the conditions precedent set forth in Section 6.1 are satisfied or waived in accordance with Section 11.1, which date shall be no later than January 14, 2005.

“Restricted Payments”  as defined in Section 8.6.

“Revolving Commitment”:  means as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.1 and (b) participate in Swingline Loans, Letters of Credit, Foreign Currency Loans and UK Foreign Currency Loans in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth under such Lender’s name under the heading “Revolving Commitment” on the

Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Increase Notice”: as defined in Section 3.2(a).

“Revolving Commitment Period”:  means the period from and including the Restatement Closing Date to the earliest of (a) the Revolving Termination Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.6, and (c) the date of termination of the Commitments, the Loans and the L/C Obligations pursuant to Section 9.

“Revolving Extensions of Credit”:  means as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender’s Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans and UK Foreign Currency Loans then outstanding.

“Revolving Lender”:  means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.1(a).

“Revolving Offered Increase Amount”: as defined in Section 3.2(a)

“Revolving Percentage”:  means as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”:  means June 30, 2008.

“SEC”:  the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents”:  means the collective reference to the Guarantee and Collateral Agreement, the Share Charges, the Debentures and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Share Charges”:  means (i) the reaffirmation and the charge over shares in TMPWL to be executed by Monster Worldwide Holdings Limited (“MWHL”), and (ii) the charge over shares in BSEL to be executed by Bartlett Merton Holdings Limited (“BHL”), each in favor of the Administrative Agent substantially in the form of Exhibit I.

“Significant Subsidiary”: as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) any Borrowers or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and such Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement.

“Stock Repurchase”:  a purchase by Monster Worldwide of its outstanding Capital Stock in the open market pursuant to a stock repurchase program in accordance with SEC Rule 10b-18.

“Subsidiary”: of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantor”:  a Subsidiary that (i) is a Domestic Subsidiary that is a Wholly Owned Subsidiary, (ii) provides a guarantee of any Indebtedness of the Borrowers (other than the Loans) or (iii) becomes a party to the Loan Documents pursuant to Section 7.9(b) including any future Domestic Subsidiary that is a Wholly Owned Subsidiary that becomes a Loan Party.

“Swingline Commitment”:  means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swingline Lender”: means Bank of America, N.A. in its capacity as provider of Swingline Loans or any successor swingline lender hereunder.

“Swingline Loans”:  as defined in Section 2.3.

“Swingline Participation Amount”:  as defined in Section 2.4.

“Syndication Agent”:  as defined in the preamble to this Agreement.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments of all the Lenders.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Type”:  means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Loan.

“UCC”:  means the Uniform Commercial Code in as in effect in the State of New York.

“UCP”: as defined in Section 2.12.

“UK Borrowers”:  has the meaning specified in the preamble hereto.

“UK Foreign Currency Loans”:  has the meaning specified in Section 2.15.

“UK Subsidiary Sublimit”:  $25,000,000.

“United States”:  the United States of America.

“Unreimbursed Amount”: as defined in Section 2.11.

“Upfront Fee”:  means an amount in Dollars equal to 0.20% of the Revolving Commitment of each Lender.

“US Borrowers”:  Monster Worldwide and any Domestic Wholly-Owned Subsidiary that has executed a Borrower Supplement.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2.                              Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.                              Currency Conversion.  (a)  If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it reasonably deems appropriate.

(b)                                 If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

1.4.                              Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5.                              Assignment of Administrative Agent’s Rights and Obligations. Fleet National Bank, a Bank of America company (“Fleet”) hereby sells, transfers and assigns to Bank of America, N.A., (“BofA”) and BofA hereby purchases, assumes and undertakes from Fleet all rights and obligations of Fleet in its capacity as Administrative Agent.  Effective upon the Restatement Closing Date, each of the Lenders and each of the Borrowers hereby consent to the foregoing assignment and assumption and releases Fleet from its obligations as Administrative Agent under the Loan Documents.

1.6.                              Assignment of Loans. (a) For an agreed consideration, Fleet hereby irrevocably sells and assigns to BofA, and BofA hereby irrevocably purchases and assumes from Fleet, in accordance with the Credit Agreement, as of the Restatement Closing Date (i) all of Fleet’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of Fleet under the Agreement (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Fleet (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to Fleet and, except as expressly provided in this Assignment and Assumption, without representation or warranty by Fleet.

(b)                                 From and after the Restatement Closing Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Fleet for amounts which have accrued to but excluding Restatement Closing Date and to BofA for amounts which have accrued from and after the Restatement Closing Date.

(c)                                  The Assigned Interest includes those assigned interests specified in Annex C.

SECTION 2    AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1.                              Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans denominated in Dollars (“Revolving Loans”) to the US Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the aggregate principal amount of the Swingline Loans then outstanding, and (iii) the Dollar Equivalent of the aggregate principal amount of the Foreign Currency Loans and the UK Foreign Currency Loans then outstanding, does not exceed the amount of such Lender’s Available Revolving Commitment.  During the Revolving Commitment Period, the US Borrowers may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans, in whole or in part, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the applicable US Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

(b)                                 The US Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2.                              Procedure for Revolving Loan Borrowing.  The US Borrowers may borrow under Section 2.1 during the Revolving Commitment Period on any Business Day, provided that the applicable US Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) on the Business Day of the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Restatement Closing Date shall initially be Base Rate Loans.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $3,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $3,000,000 or $100,000, as applicable, such lesser amount) and (y) in the case of Eurocurrency Loans denominated in Dollars, $3,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of Monster Worldwide, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.4.  Upon receipt of any such notice from a US Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the applicable US Borrowers at the Funding Office prior to 2:00 PM, New York City time, on the Borrowing Date requested by such US Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to Monster Worldwide by the Administrative Agent crediting the account of Monster Worldwide on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3.                              Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to Monster Worldwide under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans denominated in Dollars (“Swingline Loans”) to Monster Worldwide; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, and (ii) Monster Worldwide shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero; provided further, Monster Worldwide can only request a Swingline Loan in an amount such that after giving effect to the making of such Swingline Loan, the aggregate principal amount of Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Extensions of Credit hereunder, does not exceed such Swingline Lender’s Available Revolving Commitment. During the Revolving Commitment Period, Monster Worldwide may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be Base Rate Loans only.

(b)                                 Monster Worldwide shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the 30th day after such Swingline Loan is made; provided that, during each calendar month, there shall be at least two consecutive Business Days during which the outstanding balance of the Swingline Loans shall be zero.

2.4.                              Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a) Whenever Monster Worldwide desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to Monster Worldwide on such Borrowing Date by either depositing such proceeds in the account of Monster Worldwide with the Administrative Agent on such Borrowing Date in immediately available funds or wiring such proceeds to another account as directed by Monster Worldwide.

(b)                                 The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of Monster Worldwide (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline

Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  Monster Worldwide irrevocably authorizes the Swingline Lender to charge Monster Worldwide’s account with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)                                  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to Monster Worldwide or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)                                 Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                                  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or Monster Worldwide may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, provided, however, that no Revolving Lender shall be required to make Loans or purchase participations pursuant to this Section 2.4 if, as a result thereof, its Revolving

Extensions of Credit will exceed its Commitment then in effect or in effect immediately preceding its termination.

2.5.                              Commitment Fees, etc.  (a)  Monster Worldwide agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Restatement Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first of such dates to occur after the date hereof, provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to this Section 2.5, (x) the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero, (y) the Dollar Equivalent of Foreign Currency Loans and UK Foreign Currency Loans shall be calculated for Foreign Currency Loans and UK Foreign Currency Loans on the first day of the Interest Period therefor, and (z) the amount of any Letters of Credit outstanding shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit, provided however, with respect to any Letter of Credit that by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall equal the Dollar Equivalent of the stated amount of such Letter of Credit and shall only give effect to any such increase in the stated amount thereof to the extent such increase in the stated amount is in effect.

(b)                                 Monster Worldwide agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent.

2.6.                              Termination of Revolving Commitments.  The Borrowers shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments; provided that no such termination of the Revolving Commitments shall be permitted unless all outstanding Revolving Loans, Swingline Loans, Foreign Currency Loans and UK Foreign Currency Loans are repaid on or before the effective date thereof and all L/C Obligations are either cash collateralized in an amount equal to the L/C Obligations or otherwise secured by arrangements reasonably satisfactory to the Administrative Agent and the Required Lenders.

2.7.                              L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.10(a), agrees to Issue letters of credit and, solely in the United Kingdom, Bank Guarantees (collectively, “Letters of Credit”) for the account of Monster Worldwide on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have to Issue any Letter of Credit if, after giving effect to such Issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit (other than a Bank Guarantee) shall (i) be denominated in Dollars or a Foreign Currency, and (ii) expire no later than the earlier of (x) the first anniversary of its date of Issuance and (y) five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit (other than a Bank Guarantee) with a one-year term may provide for the automatic extension thereof for additional one-year periods (which, in each case, shall in no event extend beyond the date referred to in clause (y) above).  Each Bank Guarantee shall (i) be denominated in British Pounds Sterling, and (ii) expire no later than five Business Days prior to the Revolving Termination Date.

(b)                                 No Issuing Lender shall at any time Issue any Letter of Credit hereunder if such Issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

2.8.                              Procedure for Issuance of Letter of Credit.  Monster Worldwide may from time to time request that an Issuing Lender Issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein (with a copy to the Administrative Agent) an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Upon receipt of confirmation from the Administrative Agent that after giving effect to the requested Issuance, the Available Revolving Commitments would not be less than zero, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly Issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to Issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by Issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and Monster Worldwide.  Each Issuing Lender shall furnish a copy of such Letter of Credit to Monster Worldwide (with a copy to the Administrative Agent) promptly following the Issuance thereof, and the Administrative Agent shall in turn promptly furnish to the Lenders, notice of the Issuance of each Letter of Credit Issued by such Issuing Lender (including the amount thereof).

2.9.                              Fees and Other Charges.  (a)  Monster Worldwide will pay a fee on all outstanding amounts of the Letters of Credit (using the stated amount of such Letter of Credit, provided however, with respect to any Letter of Credit that by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall equal the Dollar Equivalent of the stated amount of such Letter of Credit and shall only give effect to any such increase in the stated amount thereof to the extent such increase in the stated amount is in effect) at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the Issuance date.  In addition, Monster Worldwide shall pay to the relevant Issuing Lender for its own account (or to the Administrative Agent for the benefit of the Issuing Lender) a fronting fee on the outstanding amount of each Letter of Credit (using the stated amount of such Letter of Credit, provided however, with respect to any Letter of Credit that by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall equal the Dollar Equivalent of the stated amount of such Letter of Credit and shall only give effect to any such increase in the stated amount thereof to the extent such increase in the stated amount is in effect) equal to 0.125% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance date.

(b)                                 In addition to the foregoing fees, Monster Worldwide shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in Issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit, including, presentation and processing fees, and other standard costs and charges of the Issuing Lender relating to such Letters of Credit as from time to time in effect.

2.10.                        L/C Participations.  (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to Issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit Issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.

(b)                                 At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.11, if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Monster Worldwide or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Aggregate Exposure Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(c)                                  If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of such Issuing Lender pursuant to Section 2.10(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.10(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility.  A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(d)                                 Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.10(a), the Administrative Agent receives any payment related to such Letter of Credit (whether directly from Monster Worldwide or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent shall be required to be returned by the Administrative Agent, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by the Administrative Agent to it.

(e)                                  Each L/C Participant’s obligation to purchase participating interests pursuant to Section 2.10(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or Monster Worldwide may have against any Issuing Lender, Monster Worldwide or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 7; (iii) any adverse change in the condition (financial or otherwise) of each Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing,  provided, however, that no L/C Participant shall be required to purchase participations pursuant to this Section 2.10 if, as a result thereof, its Revolving Extensions of Credit will exceed its Commitment then in effect or in effect immediately preceding its termination.

2.11.                        Reimbursement Obligation of Monster Worldwide.  (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (or under a Bank Guarantee), the Issuing Lender shall notify Monster Worldwide and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in a Foreign Currency, Monster Worldwide shall reimburse the Issuing Lender in such Foreign Currency, unless (A) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Monster Worldwide shall have notified the Issuing Lender promptly following receipt of the notice of drawing that Monster Worldwide will reimburse the Issuing Lender in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit (or payment made under a Bank Guarantee) denominated in a Foreign Currency, the Issuing Lender shall notify Monster Worldwide of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in a Foreign Currency (each such date, an “Honor Date”), Monster Worldwide shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If Monster Worldwide fails to so reimburse the Issuing Lender by such time, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a Foreign Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Aggregate Exposure Percentage thereof.  In such event, Monster Worldwide shall be deemed to have requested a Committed Borrowing of a Base

Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 2.4 of Swingline Loans), without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Commitments and the conditions set forth in Section 6.2.  Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.11(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)                                 Each Lender shall upon any notice pursuant to Section 2.11(a) make funds available to the Administrative Agent for the account of the Issuing Lender, in Dollars, at the Funding Office for Dollar-denominated payments in an amount equal to its Aggregate Exposure Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.11(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Monster Worldwide in such amount.  The Administrative Agent shall remit the funds so received to the Issuing Lender in Dollars.

(c)                                  With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 6.2 cannot be satisfied or for any other reason, Monster Worldwide shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.11(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.11.

(d)                                 Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.11 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Aggregate Exposure Percentage of such amount shall be solely for the account of the Issuing Lender.

(e)                                  Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.11, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Monster Worldwide, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.11 is subject to the conditions set forth in Section 6.2.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Monster Worldwide to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f)                                    If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.11 by the time specified in Section 2.11(b), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

2.12.                        Obligations Absolute.  Monster Worldwide’s obligations under Section 2.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Monster Worldwide may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  Monster Worldwide also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and Monster Worldwide’s Reimbursement Obligations under Section 2.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Monster Worldwide and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Monster Worldwide against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Monster Worldwide agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, or the rules of the International Standby Practices 1998 (“ISP”), or the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (“UCP”), shall be binding on Monster Worldwide and shall not result in any liability of such Issuing Lender to Monster Worldwide.

2.13.                        Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit or any demand is made for payment under any Bank Guarantee, the relevant Issuing Lender shall promptly notify Monster Worldwide and the Administrative Agent of the date and amount thereof.  The responsibility of the relevant Issuing Lender to Monster Worldwide in connection with any draft presented for payment under any Letter of Credit Issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining in compliance with the UCP or the ISP that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with the requirements of such Letter of Credit.

2.14.                        Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

2.15.                        Foreign Currency Loans and UK Foreign Currency Loans.  (a)  Subject to the terms and conditions hereof, each Lender, to the extent of its Available Revolving Commitment, severally agrees to make loans (each, a “Foreign Currency Loan”) in one or more Foreign Currencies to Monster Worldwide from time to time during the Revolving Commitment Period, provided that, after giving effect to any such Foreign Currency Loan and any concurrent Revolving Extensions of Credit, the Total Revolving Extensions of Credit at such time do not exceed the Total Revolving Commitments at such time.  During the Revolving Commitment Period, Monster Worldwide may borrow, prepay and reborrow Foreign Currency Loans in whole or in part, all in accordance with the terms and conditions hereof.

(b)                                 Monster Worldwide shall repay all outstanding Foreign Currency Loans on the Revolving Termination Date.

(c)                                  Subject to the terms and conditions hereof including Section 11.20, each Lender severally agrees, to the extent of its Available Revolving Commitment, to make loans (each, a “UK Foreign Currency Loan”) in one or more Foreign Currencies to the UK Borrowers from time to time during the Revolving Commitment Period, provided that, after giving effect to any such UK Foreign Currency Loan and any concurrent Revolving Extensions of Credit, the Total Revolving Extensions of Credit at such time do not exceed the Total Revolving Commitments at such time, and provided further, the Total Revolving Extensions of Credit to the UK Subsidiaries outstanding at any one time shall not exceed the UK Subsidiary Sublimit.  During the Revolving Commitment Period, the UK Borrowers may borrow, prepay and reborrow UK Foreign Currency Loans in whole or in part, all in accordance with the terms and conditions hereof.

(d)                                 The UK Borrowers shall repay all outstanding UK Foreign Currency Loans on the Revolving Termination Date.

2.16.                        Procedure for Foreign Currency Loan and UK Foreign Currency Loan Borrowings.  The Borrowers may borrow under Section 2.15 during the Revolving Commitment Period on any Business Day, provided that, (i) in the case of Foreign Currency Loans, Monster Worldwide shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, four Business Days prior to the requested Borrowing Date) specifying (a) the amount to be borrowed and the Foreign Currency with respect thereto, (b) the requested Borrowing Date and (c) the initial Interest Periods with respect thereto, and (ii) in the case of UK Foreign Currency Loans, the UK Borrowers shall give the Administrative Agent (at the office located in the United Kingdom specified in Section 11.2 herein) irrevocable notice (which notice must be received by the Administrative Agent in its office located in the United Kingdom prior to 10:00 A.M., London time, three Business Days prior to the requested Borrowing Date) specifying (a) the amount to be borrowed and the Foreign Currency with respect thereto, (b) the requested Borrowing Date and (c) the initial Interest Periods with respect thereto.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing.  Each borrowing of Foreign Currency Loans or UK Foreign Currency Loans shall be a Eurocurrency Loan in a minimum amount equal to the Foreign Currency Equivalent of $3,000,000 in the relevant Foreign Currency or a whole multiple of approximately $500,000 in excess thereof.  Each Lender shall make each

Foreign Currency Loan or UK Foreign Currency Loan, as applicable, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, by (i) 11:00 A.M., New York City time, in the case of Foreign Currency Loans, or (ii) 11:00 A.M. London time, in the case of UK Foreign Currency Loans, in each case, to the account of the Administrative Agent most recently designated by it for such purposes for Foreign Currency Loans and UK Foreign Currency Loans by notice to the Lenders.  The Administrative Agent will make such Foreign Currency Loans and UK Foreign Currency Loans available to Monster Worldwide or the UK Borrowers, as applicable, by promptly crediting the amounts so received, in like funds, to an account in accordance with instructions provided by Monster Worldwide or the UK Borrowers, as applicable, to the Administrative Agent.

2.17.                        Foreign Currency Charges.  Monster Worldwide or the UK Borrowers, as applicable, shall pay or reimburse each Lender and the Administrative Agent for such normal and customary costs and expenses as are incurred or charged by such Lender or the Administrative Agent in connection with the conversion of any Foreign Currency into Dollars.

SECTION 3    AMOUNTS AND TERMS OF COMMITMENT DECREASES AND
INCREASES

3.1.                              Revolving Credit Commitment Decreases.  Monster Worldwide may, upon not less than five (5) Business Days’ prior written notice (such notice, a “Revolving Commitment Decrease Notice”) to the Administrative Agent, decrease the Total Revolving Commitments in a minimum amount equal to at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof, unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the total amount of all Revolving Loans, Swingline Loans, Foreign Currency Loans, UK Foreign Currency Loans and L/C Obligations together would exceed the amount of the Total Revolving Commitments.  In accordance with the terms of this Section, the Revolving Commitment Decrease Notice must specify the amount of the proposed decrease and the date upon which the decrease is requested to be effective.  Once reduced in accordance with this Section, the Total Revolving Commitments may not be increased.  Any reduction of the Total Revolving Commitments shall be applied to each Lender according to such Lender’s Revolving Percentage.

3.2.                              Revolving Credit Commitment Increases. (a)  In the event that Monster Worldwide wishes to increase the Total Revolving Commitment at any time (subject to the limitations of paragraph (e) below) when no Default or Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing, Monster Worldwide shall notify the Administrative Agent in writing of the amount (the “Revolving Offered Increase Amount”) of such proposed increase (such notice, a “Revolving Commitment Increase Notice”) in a minimum amount equal to at least $5,000,000.  Monster Worldwide may, at its election, (i) offer the Lenders the opportunity to provide all or a portion of any Revolving Offered Increase Amount pursuant to paragraph (c) below (allocations will be based on the ratio of each Lender’s proposed commitment increase, if any, to the aggregate of all proposed increased commitments) and/or (ii) with the consent of the Administrative Agent and any Issuing Lender of any then outstanding Letter of Credit (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to provide all or a portion of such Revolving Offered

Increase Amount pursuant to paragraph (b) below.  Each Revolving Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities Monster Worldwide desires to provide such Revolving Offered Increase Amount.  Monster Worldwide or, if requested by Monster Worldwide, the Administrative Agent will notify such Lenders, and/or banks, financial institutions or other entities of such offer.

(b)                                 Any additional bank, financial institution or other entity which Monster Worldwide selects to offer participation in any increased Total Revolving Commitments and which elects to become a party to this Agreement and provide a Revolving Commitment in an amount so offered and accepted by it pursuant to clause (ii) of Section 3.2(a) shall execute a New Lender Supplement with Monster Worldwide, the Administrative Agent and any Issuing Lender of any then outstanding Letter of Credit, substantially in the form of Exhibit K-1, whereupon such bank, financial institution or other entity (herein called a “New Revolving Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Revolving Commitment of any such New Revolving Lender shall be in an amount not less than $5,000,000.

(c)                                  Any Lender which accepts an offer to it by Monster Worldwide to increase its Revolving Commitment pursuant to clause (i) of Section 3.2(a) shall, in each case, execute a Commitment Increase Supplement with Monster Worldwide subject to the consent of, the Syndication Agent, any Issuing Lender of any then outstanding Letter of Credit and the Administrative Agent (which consent shall not be unreasonably withheld), substantially in the form of Exhibit K-2, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Commitment as so increased.

(d)                                 On any Increase Effective Date pursuant to Section 3.2, (i) each bank, financial institution or other entity that is a New Revolving Lender pursuant to Section 3.2(b) or any Lender which has increased its Revolving Commitment pursuant to Section 3.2(c) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Revolving Percentage of such outstanding Revolving Loans and (ii) Monster Worldwide shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by Monster Worldwide in accordance with the requirements of Section 2.2).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurocurrency Loan denominated in Dollars shall be subject to indemnification by Monster Worldwide pursuant to the provisions of Section 4.11 if the deemed payment occurs other than on the last day of the related Interest Periods.

(e)                                  Notwithstanding anything to the contrary in this Section 3.2, (i) in no event shall any transaction effected pursuant to this Section 3.2 cause the sum of Total Revolving Commitments to exceed $125,000,000 (the “Maximum Commitment Increase”), (ii) in no event shall there be more than one Increase Effective Date in any calendar year and (iii) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion.

(f)                                    The Administrative Agent shall have received on or prior to each Increase Effective Date, for the benefit of the Lenders, (i) a legal opinion of counsel to Monster Worldwide covering such matters as are customary for transactions of this type and such other matters as may be reasonably requested by the Administrative Agent and (ii) certified copies of resolutions of Monster Worldwide authorizing such Revolving Offered Increase Amount.

SECTION 4    GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT

4.1.                              Optional Prepayments.  (a)  The Borrowers may at any time and from time to time prepay the Loans (other than Foreign Currency Loans and UK Foreign Currency Loans), in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurocurrency Loans denominated in Dollars and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans denominated in Dollars or Base Rate Loans; provided, that if a Eurocurrency Loan denominated in Dollars is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b)                                 The Borrowers may at any time and from time to time prepay Foreign Currency Loans and UK Foreign Currency Loans, in whole or in part, without premium or penalty except as specified in Section 4.11, upon irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, four Business Days before the date of prepayment) specifying the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.11 and accrued interest to such date on the amount prepaid.  Partial prepayments of Foreign Currency Loans and UK Foreign Currency Loans shall be in a minimum principal amount equal to the Foreign Currency Equivalent of $1,500,000 in the relevant Foreign Currency or a multiple of the Foreign Currency Equivalent of approximately $500,000 in the relevant Foreign Currency in excess thereof.

4.2.                              Mandatory Prepayments.  (a)  The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurocurrency Loans.  Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(b)                                 If, on any Calculation Date, (i) the Dollar Equivalent of the aggregate outstanding principal amount of the Revolving Extensions of Credit to the UK Borrowers exceeds an amount equal to 105% of the UK Subsidiary Sublimit or (ii) the Total Revolving Extensions of Credit to the Borrowers exceeds the Total Revolving Commitments, the UK Borrowers (in the case of clause (i) of this Section 4.2(b)), or the Borrowers (in the case of clause (ii) of this Section 4.2(b)), as applicable, shall, without notice or demand, immediately repay such amount of the outstanding Loans in an aggregate principal amount such that, after giving effect thereto, (x) the Total Revolving Extensions of Credit to the UK Borrowers do not exceed the UK Subsidiary Sublimit and (y) the Total Revolving Extensions of Credit to the Borrowers does not exceed the Total Revolving Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid if required hereby and any amounts payable under Section 4.11 in connection therewith; provided that in the case of clause (ii), the UK Borrowers shall not be required to repay an amount in excess of the outstanding UK Foreign Currency Loans.  Any prepayment of Revolving Loans shall first be applied to prepay any outstanding Swingline Loans.  The Borrowers may in lieu of prepaying Eurocurrency Loans, Foreign Currency Loans and/or UK Foreign Currency Loans in order to comply with this paragraph deposit amounts in Dollars (in the case of Eurocurrency Loans) or the relevant Foreign Currency, in a Cash Collateral Account in accordance with the next succeeding sentence equal to the aggregate principal amount of Eurocurrency Loans, Foreign Currency Loans and/or UK Foreign Currency Loans required to be prepaid.  To the extent that after giving effect to any prepayment of Loans required by this paragraph and any deposits made pursuant to the next sentence by the US Borrowers, the Total Revolving Extensions of Credit at such time exceeds the Total Revolving Commitments, the UK Borrowers, shall, without notice or demand, immediately deposit in a Cash Collateral Account upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount by which Total Revolving Extensions of Credit exceed the amount equal to the Total Revolving Commitment, provided that the UK Borrowers shall not be required to deposit an amount in excess of the outstanding UK Foreign Currency Loans. To the extent that after giving effect to any prepayment of Loans required by this paragraph and any deposits made pursuant to the preceding sentence by the UK Borrowers, the Total Revolving Extensions of Credit at such time exceeds the Total Revolving Commitments, the US Borrowers, shall, without notice or demand, immediately deposit in a Cash Collateral Account upon terms reasonably satisfactory to the Administrative Agent, an amount equal to the amount by which Total Revolving Extensions of Credit exceeds the amount equal to the Total Revolving Commitment.  The Administrative Agent shall apply any cash deposited in the Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter and/or to repay Foreign Currency Loans, UK Foreign Currency Loans and Eurocurrency Loans at the end of the Interest Periods therefor, provided that, (x) the Administrative Agent shall release to the Borrowers from time to time such portion of the amount on deposit in the Cash Collateral Account to the extent such amount is not required to be so deposited in order for the Borrowers to be in compliance with this paragraph, (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default and (z) the Administrative Agent shall not use any amounts deposited by the UK Borrowers to repay any amounts owed by the US Borrowers.  “Cash Collateral Account” means an account specifically established by the Borrowers with the

Administrative Agent for purposes of this Section 4.2 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 4.2.

4.3.                              Conversion and Continuation Options.  (a)  The US Borrowers may elect from time to time to convert Eurocurrency Loans denominated in Dollars to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans denominated in Dollars may only be made on the last day of an Interest Period with respect thereto.  The US Borrowers may elect from time to time to convert Base Rate Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurocurrency Loan denominated in Dollars when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans denominated in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period and, if the Borrowers shall fail to give such notice of continuation of a Foreign Currency Loan, such Foreign Currency Loan shall be automatically continued for an Interest Period of one month.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4.                              Limitations on Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $3,000,000 or a whole multiple of approximately $500,000 in excess thereof  [for Dollar denominated Loans] and (b) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

4.5.                              Interest Rates and Payment Dates.  (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin plus (in the case of a Eurocurrency Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(b)                                 Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)                                  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (A) the rate then applicable to Base Rate Loans under the relevant Facility plus 2%, including any Mandatory Costs (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%, including any Mandatory Costs), in the case of amounts that are owing in Dollars, or (B)(I) the Eurocurrency Rate in respect of the relevant Foreign Currency plus (II) 2% (including any Mandatory Costs), in the case of amounts owing that are denominated in Foreign Currencies, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6.                              Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) Foreign Currency Loans and UK Foreign Currency Loans denominated in British Pounds Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7.                              Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

(c)                                  a Lender shall have determined (which determination shall be conclusive and binding upon the Borrowers, absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period in respect of any Foreign Currency (any such Foreign Currency is referred to as an “Affected Foreign Currency”), the Administrative Agent (or the relevant Lender in the case of clause (c) above) shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders (and, in the case of any notice by a Lender, the Administrative Agent) as soon as practicable thereafter.  If such notice is given (x) pursuant to clause (a) or (b) of this Section 4.7 in respect of Eurocurrency Loans denominated in Dollars, then (i) any Eurocurrency Loans denominated in Dollars requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans denominated in Dollars shall be continued as Base Rate Loans and (iii) any outstanding Eurocurrency Loans denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans and (y) in respect of any Foreign Currency Loans, then (i) any Foreign Currency Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Foreign Currency Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period.  Until such notice has been withdrawn by the Administrative Agent (or the relevant Lender in the case of clause (c) above), no further Eurocurrency Loans denominated in Dollars under the relevant Facility or Foreign Currency Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

4.8.                              Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders, any reduction of the UK Subsidiary Sublimit and any reduction of the L/C Commitment shall be made pro rata according to the Revolving Percentages of the relevant Lenders.

(b)                                 Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that Issued such Letters of Credit.  Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the

Foreign Currency Loans and UK Foreign Currency Loans shall be made pro rata according to the respective outstanding principal amounts of the Foreign Currency Loans and UK Foreign Currency Loans then held by the Lenders.

(c)                                  All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and, subject to Section 4.10, free and clear of, and without any deduction or withholding for, any taxes or other payments and shall be made prior to 1 PM, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders or the Lenders, as applicable, promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of Revolving Loans is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the relevant Borrowers. With respect to Foreign Currency Loans and UK Foreign Currency Loans, if such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the relevant Borrowers with respect to such Foreign Currency Loans and UK Foreign Currency Loans.

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent

may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders or the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to (i) in the case of amounts denominated in Dollars, the daily average Federal Funds Effective Rate, and (ii) in the case of amounts not denominated in Dollars, the amount reasonably determined by the Administrative Agent to be the cost to it of funding such amount.  Nothing herein shall be deemed to limit the rights of the Administrative Agent, or any Lender against the Borrowers; provided, that no UK Borrower shall be liable for any Obligations of Monster Worldwide.

4.9.                              Requirements of Law.  (a)  If the adoption of or any change in any law or in the official interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof or in the case of an Assignee or Participant, subsequent to the date of assignment or participation:

(i)                                     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (except for the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost) that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(ii)                                  results in the Mandatory Cost, as calculated hereunder, not to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans;

(iii)                               shall impose on such Lender any other condition; or

(iv)                              shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any other Loan Document or change the basis of taxation of payments to such Lender (except for any change in the rate of taxation);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit or participating in Foreign Currency Loans or UK Foreign Currency Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Monster Worldwide shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Monster Worldwide (with a copy to the Administrative Agent) of a written request therefor, Monster Worldwide shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that Monster Worldwide shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies Monster Worldwide of such Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)                                  If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Lender of making or maintaining any Foreign Currency Loan or UK Foreign Currency Loan in such Foreign Currency, and such Lender shall deliver to the relevant Borrowers a notice requesting compensation under this paragraph, then the relevant Borrowers will pay to such Lender on each Interest Payment Date with respect to each affected Foreign Currency Loan or UK Foreign Currency Loan, in an amount that will compensate such Lender for such additional cost.

(d)                                 A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to Monster Worldwide (with a copy to the Administrative Agent) setting forth the basis of calculation of such additional amounts shall be conclusive in the absence of manifest error.  The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)                                  Notwithstanding any other provision of this Agreement, if, (i) (A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Lender to make or maintain any Foreign Currency Loan or UK Foreign Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Loan or UK Foreign

Currency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 4.9) which would make it impracticable for any Lenders to make or maintain Foreign Currency Loans or UK Foreign Currency Loans denominated in the relevant currency after the date hereof to, or for the account of, the Borrowers, then:

(i)                                     by written notice to the Borrowers and to the Administrative Agent, such Lender or Lenders may declare that Foreign Currency Loans and/or UK Foreign Currency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Loan or UK Foreign Currency Loan (in the affected currency or currencies) or to continue a Foreign Currency Loan or UK Foreign Currency Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii)                                  all outstanding Foreign Currency Loans and UK Foreign Currency Loans (in the affected currency or currencies), made by such Lender or Lenders shall be repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

(f)                                    For purposes of Section 4.9(e), a notice to the Borrowers by any Lender shall be effective as to each Foreign Currency Loan and UK Foreign Currency Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Foreign Currency Loan or UK Foreign Currency Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrowers.

4.10.                        Taxes.  (a)  All payments made by the Borrowers under this Agreement shall be made in accordance with Section 4.8 free and clear of, and without deduction or withholding for or on account of, any present or future income or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender by a Government Authority under the laws of which such Agent or Lender is organized or in which its principal office is located, or in the case of a Lender, in which its applicable lending office is located.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder or payable by any Agent or any Lender, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes and all other taxes, including net income taxes, imposed on any payment received pursuant to this Section 4.10(a) plus any interest and penalties) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure for any reason to provide the Borrowers with properly completed and executed forms demonstrating such Lender’s qualification for total exemption or reduction from U.S. withholding tax as set forth in paragraph (d) or (e) of this Section (including a change in circumstances of a Lender that renders such Lender unable to so qualify) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except, with respect to (i) or (ii) above, (x) to the extent that such Lender’s assignor (if any) or the Lender at the time of the designation of a new lending office was entitled, at the time of assignment or designation, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph or (y) such failure to comply with the provisions of Section 4.10(d) or (e) is as a result of a change in applicable law, treaty regulation or official interpretation thereof after the date hereof (or, in the case of an Assignee, after the date of assignment or transfer).

(b)                                 In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof.  If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority (whether or not such amounts are correctly or legally imposed or asserted by the Governmental Authority) or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agents and the Lenders for any incremental taxes, interest, penalties or expenses that may become payable or are incurred by any Agent or any Lender as a result of any such failure.

(d)                                 Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption or a reduced rate of from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption or reduction from U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)                                  A Lender (or Transferee)  that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdictions in which each Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to each Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)                                    The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(g)                                 If any Lender or the Administrative Agent determines, in its discretion that it has received a refund attributable to any Non-Excluded Taxes or Other Taxes paid by the Borrowers or for which the Lender or the Administrative Agent has received payment from the Borrowers hereunder, such Lender or the Administrative Agent, within 30 days of such receipt, shall deliver to the Borrowers the amount of such refund , net of out-of-pocket expenses of the Administrative Agent or Lender, and only to the extent of any payments previously made by Borrower to the Lender or Administrative Agent with respect to the Non-Excluded Taxes or other taxes refunded (plus any interest paid by the relevant Governmental Authority with respect to such refund); provided however, that each Borrower agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority.  In addition, upon a written request by the Borrowers, any Lender and the Administrative Agent shall timely execute and deliver to the Borrowers such certificates, forms or other documents which can be reasonably furnished consistent with the facts to assist the Borrowers in applying for refunds of Non-Excluded Taxes or Other Taxes remitted hereunder, unless to do so will unduly prejudice or cause undue hardship to such Lender or the Administrative Agent (as determined in the reasonable discretion of such Lender or the Administrative Agent).  This paragraph shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

(h)                                 Any Lender claiming any additional amounts payable pursuant to this Section 4.10 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrowers or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(i)                                     The UK Borrowers are not required to make an increased payment to any Lender or Agent under Section 4.8(c) or this Section 4.10 in respect of tax imposed by the United Kingdom and required to be withheld from a payment of interest on any loan made under this Agreement if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without any withholding if it was a Qualifying Lender (as defined below), but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any changes after the date it became a Lender under this Agreement in any law or Treaty (as defined below) or any published practice or concession of the UK Inland Revenue, or (ii) (A) the relevant Lender is a UK Non-Bank Lender (as defined below), or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in any law or Treaty, or any published practice or concession of the UK Inland Revenue, and (B) the Board of the Inland Revenue has given (and not revoked or varied in a material particular) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that the UK Borrower has notified that UK Non-Bank Lender of the precise terms of that notice, or (iii) the relevant Lender is a Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 4.10 (e) above.

For purposes of the preceding paragraph,

“Qualifying Lender” means a Lender which is beneficially entitled to the relevant interest payable to that Lender in respect of a loan under this Agreement and is:

(i)                                     a Lender:

(A)                              which is a bank (as defined for the purpose of section 349 of the Taxes Act) making a loan under this Agreement; or

(B)                                in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that the loan was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that loan.

(ii)                                  a Lender which is:

(A)                              a company resident in the United Kingdom for United Kingdom tax purposes;

(B)                                a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)                                a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(iii)                               a Treaty Lender.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of a Loan under this Agreement is either:

(i)  a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

“Treaty Lender” means a Lender which:

(i)  is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(i)  where a Lender becomes a party to this Agreement on the day on which this Agreement is entered into, a Lender which is an original party to this Agreement and who has provided the Tax Confirmation to the UK Borrowers at the time of execution of this Agreement; and

(ii) where a Lender becomes a party to this Agreement after the day on which this Agreement is entered into, a Lender which gives Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement, and, in respect of such Lender, such confirmation remains true on the date on which the relevant payment falls due.

4.11.                        Indemnity.  Monster Worldwide agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrowers in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans, in each case, on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to Monster Worldwide by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12.                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.10(b) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.10(b).

4.13.                        Replacement of Lenders.  The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.10(b) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9, 4.10(a) or 4.10(b), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) Monster Worldwide shall be liable to such replaced Lender under Section 4.11 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto and shall pay such amounts on demand, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6, (viii) until such time as such replacement shall be consummated, the applicable Borrower(s) shall pay all additional amounts (if any) required pursuant to Section 4.9, 4.10(a) or 4.10(b), or otherwise under this Agreement, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14.                        Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(d)                                 Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, each Borrower will execute and deliver to such Lender a promissory note of each Borrower evidencing any Revolving Credit Loans, UK Foreign Currency Loans, Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively, with appropriate insertions as to date and principal amount.

4.15.                        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower(s) shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16.                        Foreign Currency Exchange Rate.  (a)  No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request pursuant to Section 2.16 or a request for a Letter of Credit denominated in a Foreign Currency pursuant to Section 2.8, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency in accordance with the foregoing (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.15 with respect to such borrowing request or Application).  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Sections 2.5, 4.7, 4.16, 11.18 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b)                                 No later than 5:00 P.M., New York City time, on each Reset Date and each Borrowing Date with respect to Foreign Currency Loans, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date and the aggregate amount of the L/C Obligations then outstanding).

(c)                                  The Administrative Agent shall promptly notify each Borrower of each determination of an Exchange Rate hereunder.

SECTION 5    REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and Issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to each Agent and each Lender that:

5.1.                              Formation and Qualification.  Each Loan Party is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and, to the extent applicable, duly qualified and in good standing in every other state or jurisdiction in which the nature of such Loan Party’s business requires such qualification except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;

5.2.                              Corporate Power and Authority.  Each Loan Party is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party.  The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of such Loan Party or any consent or the authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person (except as specifically contemplated by the Loan Documents); (ii) contravene any Loan Parties’ charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause such Loan Party to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement, lease or instrument to which such Loan Party is a party or by which it or its Properties may be bound or affected that could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by such Loan Party (except as specifically contemplated by the Loan Documents).

5.3.                              Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Loan Party enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

5.4.                              Executive Offices.  Each Loan Party keeps and will continue to keep all of its books and records concerning the Collateral at its offices located at the addresses set forth in Schedule 5.4 and will not move such books and records to any location other than as set forth in Schedule 5.4 without giving the Administrative Agent at least thirty (30) days prior written notice.

5.5.                              ERISA.  Except as would not result in material liability to a Borrower, (i) no Borrower or a Commonly Controlled Entity has received any written notice that it is not in full compliance with any of the requirements of ERISA, and the regulations and published interpretations thereunder, (ii) no Borrower or a Commonly Controlled Entity has engaged in any “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code) involving any plan (subject to ERISA or Section 4975 of the Code) sponsored by a Borrower or a Commonly Controlled Entity; (iii) each Borrower and Commonly Controlled Entity has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its Plans; (iv) no Borrower or a Commonly Controlled Entity has knowledge of any event or occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan(s); (v) no Borrower or Commonly Controlled Entity has any fiduciary responsibility under ERISA for investments with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), other than any employee benefit plan maintained, established or contributed to by Borrower or such Borrower’s Subsidiaries or Commonly Controlled Entity; and (v) no Borrower or Commonly Controlled Entity has withdrawn, completely or partially, from any Multi-Employer Pension Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.6.                              Compliance with Laws.  Each Loan Party, has duly complied in all material respects with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to such Loan Party, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to any Loan Party under any such law, rule or regulation.  Each Loan Party has established and maintains a monitoring system that it believes to be adequate to insure that it remains in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to it.  No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

5.7.                              Solvency.  Each Loan Party is Solvent.

5.8.                              Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.9.                              No Litigation.  Except as described in Schedule 5.9, no litigation, proceeding or, to the knowledge of the Borrowers, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened by or against any Borrower or Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.10.                        Federal Regulations.  Neither the Borrowers nor any of their Subsidiaries are generally engaged in the business of purchasing or selling any “margin stock” or extending credit for the purpose of purchasing or carrying “margin stock”, within the respective meanings of each of the quoted terms under Regulation U, as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.11.                        Labor.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower is not aware of  (a) any strikes or other labor disputes against any Borrower pending or, to the knowledge of any Borrower, threatened; (b) any violation of the Fair Labor Standards Act or any other applicable Requirement of Law with respect to hours worked by and payment made to employees by each Borrower; and (c) any non-payments that are due or non-accrual as a liability on the books of the relevant Borrower on account of employee health and welfare insurance.

5.12.                        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Restatement Closing Date, (a) Schedule 5.12(a) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors or other persons and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrowers (other than Monster Worldwide) or any Subsidiary, except as created by the Loan Documents or, as of the Restatement Closing Date, except as disclosed on Schedule 5.12(b).

5.13.                        Material Contracts.  (a)  As of the Restatement Closing Date, (i) each Material Contract is in full force and effect and is a legal, valid and binding obligation of each party thereto enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing, and (ii) no Borrower is in default of any material provision of any Material Contract.

(b)                                 To the knowledge of the Borrowers, (i) there has been no default, breach or other violation of any Material Contract and (ii) no Governmental Authority has any basis for terminating any Material Contract other than customary termination provisions relating to convenience and other similar provisions, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(c)                                  To the knowledge of the Borrowers, no Governmental Authority has delivered notice of or otherwise demonstrated its intention to exercise its option to terminate a Material Contract on the basis of clause (b)(ii) above between itself and any of the Borrowers, except for any such termination that could not reasonably be expected to have a Material Adverse Effect.

5.14.                        Financial Statements.  The audited consolidated financial statements of Monster Worldwide for the year ended December 31, 2003 delivered to the Lenders fairly present in all material respects Monster Worldwide’s consolidated financial condition on a basis consistent with that of previous financial statements and there has been no change in Monster Worldwide’s consolidated financial condition as reflected in such statements since the date thereof which could reasonably be expected to have a Material Adverse Effect and such statements do not fail to disclose any fact or facts which could reasonably be expected to have a Material Adverse Effect.

5.15.                        Patents, Trademarks, Copyrights and Licenses.  (x) Each Borrower and its Subsidiaries possesses all of the licenses, patents, copyrights, trademarks, tradenames and permits necessary to conduct its business other than those the failure of which to have could not reasonably be expected to have a Material Adverse Effect, (y) there has been no assertion or claim of violation or infringement with respect thereof and (z) all such licenses, patents, copyrights, trademarks, tradenames and permits are listed in the Security Documents;

5.16.                        Accountants.  Monster Worldwide has (i) advised its independent auditors that the Administrative Agent and the Lenders will be relying on all financial and other information prepared by such accountants and (ii) authorized its accountants to confer directly from time to time with the Administrative Agent.

5.17.                        No Defaults.  No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement and the Loan Documents or any Loan Party’s performance hereunder or thereunder, constitute a Default or an Event of Default.  No Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

5.18.                        Taxes.  Monster Worldwide’s federal tax identification number is 13-3906555. Each Borrower and each of its Subsidiaries has filed all foreign, federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies, impost, duties and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies, impost, duties and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and each Borrower maintains reserves in accordance with GAAP on its books therefor and except where the failure to file or pay could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  The provision for taxes on the books of each Borrower and its Subsidiaries are adequate to fully satisfy taxes for all years not closed by applicable statutes, and for its current fiscal year.   There is no

proposed tax assessment against any Borrower or its Subsidiaries that would have a Material Adverse Effect.  Other than (i) solely among any Borrower and/or its Subsidiaries or (ii) as set forth on Schedule 5.18, no Borrower or any of its Subsidiaries is a party to a tax sharing agreement.

5.19.                        No Change.  Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.20.                        Environmental Compliance. Each of Monster Worldwide and its Subsidiaries is in compliance in all material respects with all Environmental Laws applicable to it, except as to the extent that such non-compliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Neither Monster Worldwide nor any Subsidiary has received any notice or has any knowledge of claims alleging potential liability or responsibility for violation of any Environmental Law on their or any of its subsidiaries’ respective businesses, operations and properties, and as a result thereof Monster Worldwide has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.21.                        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, in each case when taken together with all such other information previously furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of each Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact, other than facts of a general economic or political nature not specific to any Borrower, known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.22.                        Representations as to UK Borrowers.  Each of Monster Worldwide and each UK Borrower represents and warrants to the Administrative Agent and the Lenders that in respect of:

(a)                                  This Agreement and the other Loan Documents to which it is a party (collectively as to such UK Borrower, the “Applicable UK Borrower Documents”), and the execution, delivery and performance by such UK Borrower of the Applicable UK Borrower Documents constitute and will constitute valid, legal, binding and enforceable obligations of such UK Borrower.  Neither such UK Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such UK Borrower is organized and existing in respect of its obligations under the Applicable UK Borrower Documents.

(b)                                 Save for registration (where appropriate) at Companies House in accordance with Part XII of the Companies Act of 1985 within the statutory time period, it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable UK Borrower Documents that the Applicable UK Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such UK Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable UK Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable UK Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)                                  There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such UK Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable UK Borrower Documents or (ii) on any payment to be made by such UK Borrower pursuant to the Applicable UK Borrower Documents, except as has been disclosed to the Administrative Agent and each Lender.

SECTION 6    CONDITIONS PRECEDENT AND ADDITION OF BORROWERS

6.1.                              Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Restatement Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement; Guarantee and Collateral Agreement, Share Charges and Debentures.  The Administrative Agent shall have received (i) this Agreement executed and delivered by each Lender and each Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by Monster Worldwide and each Subsidiary Guarantor and any other Security Documents, (iii) an Acknowledgment and Consent in the form attached to each Guarantee and Collateral Agreement, executed and delivered by each Subsidiary that is not a Loan Party and some of whose shares of capital stock are pledged by a Grantor (as defined in the Guarantee and Collateral Agreement) under the Guarantee and Collateral Agreement, (iv) each of the Share Charges executed and delivered by MWHL and BHL, respectively, and (v) each of the Debentures executed and delivered by TMPWL and BSEL;

(b)                                 Financial Statements.  The Lenders shall have received (i) audited consolidated financial statements of Monster Worldwide and its consolidated Subsidiaries for the 2002 and 2003 fiscal years and (ii) unaudited interim consolidated financial statements of Monster Worldwide and its consolidated Subsidiaries for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of each Borrower and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum (such receipt and judgment to be evidenced by such Lender’s execution of this Agreement);

(c)                                  Approvals.  All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the borrowing of the Loans hereunder and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the financing contemplated hereby;

(d)                                 Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Restatement Closing Date pursuant to documentation satisfactory to the Administrative Agent;

(e)                                  Fees.  The Lenders and the Agents shall have received all fees required to be paid in respect of this Agreement, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) in respect of this Agreement, on or before the Restatement Closing Date including, without limitation, payment of the Upfront Fee to the Administrative Agent on behalf of the Lenders.  All such amounts will be paid with proceeds of Loans made on the Restatement Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Restatement Closing Date;

(f)                                    Closing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party other than the UK Borrowers, dated the Restatement Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, (ii) a certificate of each Borrower, dated the Restatement Closing Date, certifying that the representations and warranties set forth in Section 5 are true and correct on and as of the Restatement Closing Date, (iii) a certificate of each UK Borrower with the following documents attached thereto: (A) memorandum and articles of association, (B) resolutions authorizing the execution and delivery of the Loan Documents, (C) incumbency and representative signatures, and (D) certificate of the share capital of such UK Borrower, and (iv) evidence that written special resolutions executed by the shareholders of each UK Borrower amending their respective articles of association to permit free transferability and registration of their respective Capital Stock have been filed at the UK Companies Registry;

(g)                                 Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                                     the legal opinion of Fulbright & Jaworski, L.L.P., counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit E-1;

(ii)                                  the legal opinion of local counsel in the United Kingdom for TMPWL and BSEL or such other special and local counsel as may be required by the Administrative Agent, substantially in the form of Exhibit E-2;

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent or the Required Lenders may reasonably require;

(h)                                 Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) the executed certificates representing the shares of Capital Stock pledged pursuant to the Share Charges by each UK Borrower (including a certified copy of members of the relevant UK Subsidiary evidencing the transfer of such Capital Stock pledged to the Administrative Agent), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof  (to the extent applicable), and (iii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof ..  All actions with respect to Pledged Stock of Foreign Subsidiaries to be taken as of the Restatement Closing Date as specified in the Security Documents shall have been taken;

(i)                                     Filings, Registrations and Recordings.  Subject to Section 8.12, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation; and

(j)                                     Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 7.5 hereof.

6.2.                              Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; and

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and Issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by each Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

6.3.                              Addition of Borrowers.  Subject to the terms and conditions hereof, from time to time, one or more Domestic Subsidiaries which is a Wholly Owned Subsidiary may become a Borrower under this Agreement upon (i) delivery of a completed Borrower Supplement to the Administrative Agent, (ii) satisfaction of the conditions precedent specified in the Borrower Supplement, (iii) compliance with the requirements specified in Section 7.9(b) herein to the extent such Subsidiary had not so complied prior to such time, and (iv) delivery to the Administrative Agent of legal opinions in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 7    AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each Borrower shall and shall cause each of its Subsidiaries to:

7.1.                              Financial Statements.  Furnish to the Administrative Agent for distribution to each Lender:

(a)                                  as soon as available, but in any event within 105 days after the end of each fiscal year of Monster Worldwide, a copy of the audited consolidated balance sheet of Monster Worldwide and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Seidman LLP or other independent certified public accountants of nationally recognized standing; and

(b)                                 as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Monster Worldwide, the unaudited consolidated balance sheet of Monster Worldwide and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except that the unaudited financial statements need not include footnotes).

7.2.                              Certificates; Other Information.  Furnish to the Administrative Agent for distribution to each Lender (or, in the case of clause (g), to the relevant Lender):

(a)                                  concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                                 concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer of Monster Worldwide stating that, to the best of such Responsible Officer’s knowledge after reasonable due inquiry, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by Monster Worldwide with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Monster Worldwide, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (iii) to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property acquired by any Borrower since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Restatement Closing Date);

(c)                                  concurrently with the delivery of the financial statements referred to in Section 7.1(a), a summary report of Monster Worldwide’s consolidated accounts receivable in substantially the form attached as Exhibit L;

(d)                                 as soon as available, and in any event no later than 30 days after the end of each fiscal year of Monster Worldwide, detailed consolidated projections for the following fiscal year (including a projected consolidated balance sheet of Monster Worldwide and its Consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect in any material respect in light of the circumstances under which such estimates and assumptions were made;

(e)                                  if at any time Monster Worldwide is not required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, within 105 days after the end of each fiscal year of Monster Worldwide and within 50 days after the end of each other fiscal quarter of Monster Worldwide, a narrative discussion and analysis of the financial condition and results of operations of Monster Worldwide and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(f)                                    within five days after the same are sent, copies of all financial statements and reports that Monster Worldwide sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports Monster Worldwide may make to, or file with, the SEC; such delivery permitted to be by electronic mail or other form of electronic notification to the Lenders including posting, filing or otherwise making available via electronic link, of any such reports, statements or documents; and

(g)                                 promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

7.3.                              Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Borrower or its relevant Subsidiary, as the case may be.

7.4.                              Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its corporate existence, except to the extent permitted by Section 8.4, and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5.                              Maintenance of Property; Insurance.  (a)  Keep all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as is, in its reasonable judgement, adequate to insure against the risks to which it and its employees, business properties and other assets could reasonably expected to be exposed to in the operation of its business as currently conducted.

7.6.                              Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Administrative Agent or any Lender, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrowers and their Subsidiaries with responsible officers of the Borrowers and with their independent certified public accountants coordinated through the Administrative Agent.

7.7.                              Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                  the occurrence of any Default or Event of Default of which any Borrower has knowledge or notice;

(b)                                 any (i) default or event of default under any Contractual Obligation of any Borrower of which any Borrower has knowledge or notice or (ii) litigation, investigation or proceeding that may exist at any time between any Borrower and any Governmental Authority of which any Borrower has knowledge or notice, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting any Borrower of which any Borrower has knowledge or notice (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)                                 the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan if such event could reasonably be expected to have a Material Adverse Effect or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan if such event could reasonably be expected to have a Material Adverse Effect; and

(e)                                  any development or event of which any Borrower has knowledge or notice that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers or the relevant Subsidiary proposes to take with respect thereto.

7.8.                              Environmental Laws.  (a)  Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws, provided, however, that the Borrowers shall not be deemed in violation of this clause (b) if it promptly challenges any such order or directive of any Governmental Authorities in a manner consistent with Environmental Laws and pursues such challenge or challenges diligently and the pendency of such challenges, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to, or to materially affect any real property owned or operated by, any Borrower; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing hazardous materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, any Borrower.

7.9.                              Additional Collateral, etc.  (a)  With respect to any property acquired after the Restatement Closing Date by any Borrower (other than (x) any property described in paragraph (b), (c), or (d), below, (y) any property subject to a Lien expressly permitted by Section 8.3(l) or 8.3(o)) and (z) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent (except in the case of the UK Borrowers, where no such financing statements will be required to filed).

(b)                                 With respect to any new Subsidiary (other than a Foreign Subsidiary (or a Domestic Subsidiary that is owned directly or indirectly by a Foreign Subsidiary) or a non-Wholly Owned Subsidiary) created or acquired after the Restatement Closing Date by Monster Worldwide (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or any non-Wholly Owned Subsidiary that provides a guarantee of any Indebtedness of Monster Worldwide or any of the Borrowers (other than the Loans) after the Restatement Closing Date), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Monster Worldwide, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Monster Worldwide, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)                                  With respect to any Domestic Subsidiary created or acquired after the Restatement Closing Date by Monster Worldwide or by a Domestic Subsidiary that does not become a Subsidiary Guarantor pursuant to Section 7.9(b), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Monster Worldwide, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Monster Worldwide and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                                 With respect to any Foreign Subsidiary created or acquired after the Restatement Closing Date which is directly owned by Monster Worldwide or by a Domestic Subsidiary, promptly (i) give written notice to the Administrative Agent of the creation or acquisition of any such Foreign Subsidiary (a “New Foreign Subsidiary”), (ii) give written notice to the Administrative Agent as soon as such New Foreign Subsidiary  (together with its Consolidated Subsidiaries) constitutes 5% or more of Monster Worldwide’s Consolidated revenues in any fiscal year (a “New 5% Subsidiary”), (iii) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of each such New 5% Subsidiary  (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such New 5% Subsidiary be required to be so pledged), and (iv) at the request of the Administrative Agent upon the direction of the Required Lenders, pledge and deliver to the Administrative Agent any pledge documents executed with respect to 65% of the Capital Stock of any New Foreign Subsidiary and deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and with respect to clauses (iii), and (iv) deliver to the Administrative Agent the certificates representing all such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Borrower, or take such other action with respect to Pledged Stock of Foreign Subsidiaries (including any New Foreign Subsidiary and New 5% Subsidiary) necessary to perfect the first priority security interest of the Administrative Agent in such Pledged Stock, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein; provided, notwithstanding any provision to the contrary unless expressly permitted hereunder, no Borrower and no Subsidiary Guarantor shall enter into or suffer to exist to become effective any agreement or document to grant, bargain, pledge, convey, sell, mortgage, encumber, or grant any interest in or allow for the creation of any Lien, encumbrance, or interest (other than in favor of the Administrative Agent) in any Capital Stock of any Foreign Subsidiary (including any New Foreign Subsidiary and New 5% Subsidiary) directly owned by Monster Worldwide or any Subsidiary Guarantor.

7.10.                        Use of Proceeds.  The Borrowers shall use the proceeds of the Loans, and the Letters of Credit for working capital, Capital Expenditures and other general corporate purposes, Permitted Acquisitions, and Stock Repurchases and any Indebtedness incurred in compliance with the Agreement, in each case, not in contravention of any Requirement of Law or of any Loan Document.

7.11.                        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights and priorities of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrowers or any of their Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrowers or any of their Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12.                        Pledge of Foreign Subsidiary Stock. To the extent not otherwise satisfied prior to Restatement Closing Date, with respect to any Foreign Subsidiaries directly owned by Monster Worldwide or any Subsidiary Guarantor that is not a New Foreign Subsidiary (an “Existing Foreign Subsidiary”), Monster Worldwide shall, and shall cause each of its Subsidiary Guarantors directly owning such a Foreign Subsidiary that each singly (together with its Consolidated Subsidiaries) now or hereafter constitutes 5% or more of Monster Worldwide’s Consolidated revenues in any fiscal year (a “Existing 5% Subsidiary”), (a) to promptly give written notice to the Administrative Agent of the existence of any Existing Foreign Subsidiary that is a Existing 5% Subsidiary, (b) to pledge and deliver to the Administrative Agent pledge documents executed with respect to 65% of the Capital Stock of each Existing 5% Subsidiary, and (c) at the request of the Administrative Agent upon the direction of the Required Lenders, to pledge and deliver to the Administrative Agent any pledge documents executed with respect to 65% of the Capital Stock of each Existing Foreign Subsidiary and deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and, in the case of clauses (b) and (c) above, to execute and deliver any other document or instrument reasonably requested by the Administrative Agent and take any other actions specified in the Guarantee and Collateral Agreement necessary to grant to the Administrative Agent a perfected Lien on all such Capital Stock, all in form and substance reasonably satisfactory to the Administrative Agent; provided, notwithstanding any provision to the contrary unless otherwise expressly permitted hereunder, no Borrower and no Subsidiary Guarantor shall enter into or suffer to exist to become effective any agreement or document to grant, bargain, pledge, convey, sell, mortgage, encumber, or grant any interest in or allow for the creation of any Lien, encumbrance, or interest (other than in favor of the Administrative Agent) in, any Capital Stock of any Foreign Subsidiary (including any Existing Foreign Subsidiary and Existing 5% Subsidiary) directly owned by Monster Worldwide or any Subsidiary Guarantor.

7.13.                        Post-Closing Matters.  No later than 7 Business Days after the Restatement Closing Date, the Borrowers shall deliver to the Administrative Agent’s reasonable satisfaction such executed and completed certificates and documents specified in Schedule 7.13 hereto (the “Schedule of Post-Closing Matters”).

SECTION 8    NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1.                              Financial Condition Covenants.

(a)                                  Ratio of Consolidated Total Funded Debt to Consolidated EBITDA. Permit the ratio of Consolidated Total Funded Debt to Consolidated EBITDA for the twelve month period ending on the last day of the most recent fiscal quarter of Monster Worldwide to exceed 2.00 to 1.00 at any time; provided that, the historic EBITDA for the period of calculation for any Person acquired by the Borrowers or any of their Subsidiaries that constitutes a Permitted Acquisition shall be included in the definition of Consolidated EBITDA for purposes of this Section 8.1(a).

(b)                                 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio at the end of any fiscal quarter of Monster Worldwide, commencing with the fiscal quarter ending on December 31, 2004, to be less than 3.00 to 1.00 for the twelve-month period ending on the last day of such fiscal quarter.

(c)                                  Net Worth.  Permit, at any time, Net Worth to be less than $525,000,000 plus 50% of the Consolidated Net Income (if positive) of Monster Worldwide after the Restatement Closing Date.

(d)                                 Capital Expenditures.  Permit the Capital Expenditures of Monster Worldwide to exceed (i) $60,000,000 in the aggregate for the fiscal years ending December 31, 2004 and December 31, 2005, and (ii) $75,000,000 in the aggregate for each fiscal year thereafter.

8.2.                              Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 Indebtedness (i) of the Borrowers to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrowers or any other Subsidiary, (iii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (iv) subject to Section 8.8(k), of any Non-Guarantor Subsidiary to the Borrowers or any Subsidiary Guarantor;

(c)                                  Guarantee Obligations incurred in the ordinary course of business by the Borrowers or any of their Subsidiaries of obligations of the Borrowers, any Subsidiary Guarantor and, subject to Section 8.8(k), of any Non-Guarantor Subsidiary;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)                                  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(l) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(f)                                    Hedge Agreements permitted by Section 8.7;

(g)                                 Indebtedness owing by Monster Worldwide under that certain 15,000,000 Australian dollar guarantee in favor of AMP Life Limited, the landlord for property in Sydney, Australia leased by certain of Monster Worldwide’s Subsidiaries and certain Subsidiaries of Hudson Highland Group, Inc. (“HHG”) (collectively, the “AMP-Hudson Obligations”);

(h)                                 contingent consideration incurred in connection with Permitted Acquisitions;

(i)                                     Indebtedness constituting part of consideration of a Permitted Acquisition, provided that such Indebtedness is unsecured and no Default or Event of Default would result from the incurrence of such Indebtedness; and

(j)                                     additional Indebtedness of the Borrowers or any of the Subsidiary Guarantors in an aggregate principal amount (for the Borrowers and all Subsidiary Guarantors) not to exceed $25,000,000 at any one time outstanding.

8.3.                              Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)                                  Liens for taxes, assessments, governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, statutory bank liens, rights of set-off or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and letters of credit Issued in lieu of such deposits in the ordinary course of business, excluding Liens in favor of the PBGC pursuant to Section 4068 of ERISA;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of its Subsidiaries;

(f)                                    attachment or judgment Liens not constituting an Event of Default under Section 9; provided that such Lien is released within 60 days after the entry thereof;

(g)                                 Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that, such Liens do not encumber any property other than the goods subject to such customs duties;

(h)                                 zoning or similar laws or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(i)                                     Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrowers and their Subsidiaries;

(j)                                     licenses of Intellectual Property granted by the Borrowers or any of their Subsidiaries in the ordinary course of business which do not interfere in any material respect with the ordinary conduct of the business of the Borrowers or such Subsidiary;

(k)                                  Liens in existence on the date hereof listed on Schedule 8.3(k), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Restatement Closing Date and that the amount of Indebtedness secured thereby is not increased;

(l)                                     Liens securing Indebtedness of the Borrowers or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition or manufacture of fixed or capital assets, provided that (i) such Liens shall be created within 90 days of the acquisition or manufacture of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not subsequently increased;

(m)                               Liens created pursuant to the Security Documents;

(n)                                 any interest or title of a lessor or licensor under any lease or license entered into by the Borrowers or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(o)                                 Liens of banks or other investment institutions arising solely by virtue of any statutory or common law provision or by virtue of contractual provisions relating to banker’s Liens, rights of set-off or other similar rights and remedies as to deposit accounts or other funds maintained with such institution, provided that (A) such account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party in excess of those set forth by regulations promulgated by any Governmental Authority and (B) such account is not intended by the Loan Party to provide collateral to the institution where it is maintained; and

(p)                                 Liens securing Indebtedness of the Borrowers or any Subsidiary Guarantors incurred pursuant to Section 8.2(j) so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $25,000,000 at any one time.

8.4.                              Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that so long as no Event of Default exists or would result therefrom:

(a)                                  any Subsidiary of the Borrowers may be merged or consolidated with or into Monster Worldwide (provided that Monster Worldwide shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(k) and excluding any Subsidiary Guarantor, with or into any Foreign Subsidiary or Non-Guarantor Subsidiary; notwithstanding the foregoing, any Non-Guarantor Subsidiary may be merged or consolidated with another Non-Guarantor Subsidiary without limitation and any Borrower may be merged or consolidated with or into Monster Worldwide (provided that Monster Worldwide shall be the continuing or surviving Person);

(b)                                 any Subsidiary of Monster Worldwide may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Monster Worldwide or any Subsidiary Guarantor or, subject to Section 8.8(k) and excluding any Subsidiary Guarantor, any Non-Guarantor Subsidiary; notwithstanding the foregoing, any Non-Guarantor Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Non-Guarantor Subsidiary without limitation;

(c)                                  any Subsidiary may liquidate, wind up or dissolve after the Disposition of all of its assets as set forth in Section 8.4(b);

(d)                                 any Borrower or Subsidiary may enter into a Permitted Acquisition; and

(e)                                  any Foreign Subsidiary may merge into a UK Borrower, provided that such UK Borrower is the surviving corporation.

8.5.                              Disposition of Property.  Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                  the Disposition of obsolete or worn out Property in the ordinary course of business;

(b)                                 the sale of inventory in the ordinary course of business;

(c)                                  Dispositions permitted by Section 8.4(b);

(d)                                 the sale or issuance of any Subsidiary’s Capital Stock to the Borrowers or any Subsidiary Guarantor;

(e)                                  (i) the Disposition of other Property (other than any sale of less than all of the Capital Stock of any Subsidiary then owned by any Loan Party) or (ii) the Disposition of any Subsidiary (that is not a Borrower) or minority interests in joint ventures, having a fair market value not to exceed 5% of the aggregate value of all assets set forth in the most recent consolidated balance sheet of Monster Worldwide and its Consolidated Subsidiaries in accordance with GAAP for any fiscal year of Monster Worldwide, provided that, (A) the aggregate amount of all such Dispositions to occur on or after the Restatement Closing Date shall not exceed 15% of the aggregate value of all assets set forth in the most recent consolidated balance sheet of Monster Worldwide and its Consolidated Subsidiaries delivered to the Lenders, (B) the consideration received in any such Disposition shall be in an amount at least equal to the fair market value of such Property, and (C) (I) at least 80% of the consideration received in any such Disposition shall be in cash, or (II) at least 50% of the consideration received in any such Disposition shall be in cash and the remaining portion of such consideration is comprised of debt obligations or securities or equity securities of the acquiring Person; provided, however, that the foregoing consideration requirement specified in clause (B) above and the foregoing cash consideration requirements specified in clause (C) above shall not apply to Dispositions of Property having a fair market value of less than $10,000,000 (each a “De-Minimus Distribution”), provided further, that the aggregate fair market value of all such De-Minimus Distributions during the term of this Agreement shall not exceed $100,000,000.

(f)                                    the sale or issuance by Monster Worldwide of its Capital Stock; and

(g)                                 an exchange of assets consisting of equipment and real property by Monster Worldwide for the assets of another Person of a similar or related nature (i) on an arm’s length basis, (ii) for the consideration of equivalent value, (iii) which will be commercially useful in Monster Worldwide’s business and (iv) will result in no tax liability on the part of Monster Worldwide and its Consolidated Subsidiaries, so long as at the time of such transaction no Default or Event of Default shall exist or result from such transaction.

8.6.                              Restricted Payments.  Declare or pay any dividend (other than pursuant to dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower (collectively, “Restricted Payments”), except that:

(a)                                  any Subsidiary may make Restricted Payments to the Borrowers or any Subsidiary Guarantor; and

(b)                                 Monster Worldwide may repurchase shares of its common stock that are publicly traded so long as (1) immediately prior to, and after giving effect to such repurchase, no Default or Event of Default shall have occurred or is continuing and (2) the aggregate amount of cash expended by Monster Worldwide pursuant to this clause (y) does not exceed $25,000,000 in any fiscal year of Monster Worldwide.

8.7.                              Hedge Agreements.  Enter into any Hedge Agreement, except (a) Hedge Agreements entered into by the Borrowers to hedge or mitigate risks to which the Borrowers or any Subsidiary has actual exposure (other than those in respect of Capital Stock of any Loan Party) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest or currency rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrowers or any Subsidiary.

8.8.                              Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 Investments in Cash Equivalents;

(c)                                  Guarantee Obligations permitted by Section 8.2;

(d)                                 loans and advances to employees of any Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Borrowers not to exceed $1,000,000 at any one time outstanding;

(e)                                  Investments outstanding on the date hereof and listed on Schedule 8.8(e);

(f)                                    Investments consisting of non-cash consideration received by the Borrowers and its Subsidiaries in connection with any Disposition of assets permitted under Section 8.5(e);

(g)                                 intercompany Investments by any Borrower or Subsidiary in another Borrower or any Person that, immediately giving effect to such Investment, is a Subsidiary Guarantor;

(h)                                 subject to Section 8.8(j), Investments consisting of acquisitions of Capital Stock or assets pursuant to a Permitted Acquisition, provided that, the aggregate amount of cash consideration (including any debt that is assumed by the Borrowers in a Permitted Acquisition that is due and payable immediately upon the consummation of such Permitted Acquisition, less any cash acquired in such transaction) paid on or following the Restatement Closing Date for all such acquisitions shall not exceed (i) a maximum of $100,000,000 per single transaction; and (ii) a maximum of $500,000,000 for the life of the Facility;

(i)                                     minority Investments in the securities of any trade creditor, wholesaler, supplier or customer received pursuant to any plan of reorganization or similar arrangement of such trade creditor, wholesaler, supplier or customer, as applicable;

(j)                                     intercompany Investments by the Borrowers or any of their Consolidated Subsidiaries in any Person, that, after such Investment, is a Non-Guarantor Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Non-Guarantor Subsidiary and Investments resulting from mergers and sales of assets to any such Non-Guarantor Subsidiary) in an aggregate amount (valued at cost and net of any amounts which, at any time after the Restatement Closing Date, are loaned, dividended or otherwise paid by such Non-Guarantor Subsidiary to any Borrower or any of their Consolidated Subsidiaries within one (1) week of such Investment) not to exceed $15,000,000 at any one time outstanding during the term of this Agreement (and loans to such Non-Guarantor Subsidiaries in an aggregate amount not to exceed $50,000,000 at any one time outstanding during the term of this Agreement); provided that, Investments into a Subsidiary in connection with such Subsidiary making a Permitted Acquisition permitted pursuant to Section 8.8(h), shall not be subject to the restrictions of this Section 8.8(j);

(k)                                  in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrowers or any of their Subsidiaries in an aggregate amount (valued at cost) not to exceed $25,000,000 during the term of this Agreement; and

(l)                                     Investments consisting of auction rate securities each having a minimum short-term rating of “SP-1” or “A-1” or a minimum long-term rating of “AA” or equivalent by S&P or a minimum short-term rating of “MIG-1” or “VMIG-1” or “Prime-1” or a minimum long-term rating of “Aa” or equivalent by Moody’s.

8.9.                              Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Borrower, and (c) upon fair and reasonable terms no less favorable to the relevant Borrower, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

8.10.                        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Borrower of real or personal property that has been or is to be sold or transferred by such Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower, other than any such arrangement that (i) if such arrangement is a Capital Lease Obligation, is permitted pursuant to Section 8.2(e), or (ii) the consideration received from such arrangement is at least equal to the fair market value of the property sold as determined in good faith by the Borrower’s board of directors.

8.11.                        Changes in Fiscal Periods.  Permit the fiscal year of Monster Worldwide to end on a day other than December 31 or change Monster Worldwide’s method of determining fiscal quarters.

8.12.                        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, and (b) any agreements governing any Liens or Capital Lease Obligations otherwise permitted under Sections 8.3(l), (m) and (o), provided that, in each case, any prohibition or limitation shall only be effective against the assets financed thereby.

8.13.                        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrowers to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrowers or any other Subsidiary of the Borrowers, (b) make loans or advances to, or other Investments in, the Borrowers or any other Subsidiary of the Borrowers or (c) transfer any of its assets to the Borrowers or any other Subsidiary of the Borrowers, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.14.                        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto and business utilizing the same or similar technology.

SECTION 9    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)                                  (i)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a), Section 7.7(a)(only with respect to the Borrowers and any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d)                                 any Borrower or any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary of Monster Worldwide shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or any Lenders; or

(e)                                  any Loan Party (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)                                    (i) any Borrower or any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary of Monster Worldwide shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary of Monster Worldwide shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary of Monster Worldwide any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower or any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary of Monster Worldwide any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(iv) any Borrower or any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary of Monster Worldwide shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any one or more Loan Parties that individually or collectively as a group constitutes a Significant Subsidiary of Monster Worldwide shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any plan (subject to ERISA or Section 4975 of the Code) sponsored by a Borrower or Commonly Controlled Entity, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of a Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)                                 one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance (subject to applicable deductibles) as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)                                     any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)                                     the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)                                  (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of securities of Monster Worldwide representing 35% or more of the combined voting power of

Monster Worldwide’s then-outstanding voting securities; provided, however, that Andrew J. McKelvey’s direct or indirect beneficial ownership of securities representing 35% or more of such combined voting power, at any time, shall not constitute a Default or an Event of Default hereunder; or (ii) the board of directors of Monster Worldwide shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10    THE AGENTS

10.1.                        Appointment.  (a)  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b)                                 The Issuing Lender shall act on behalf of the Revolving Lenders with respect to Letters of Credit Issued under this Agreement and the documents associated therewith.  It is understood and agreed that the Issuing Lender (i) shall have all of the benefits and immunities (x) provided to the Agent in this Section 10 with respect to acts taken or omissions suffered by the Issuing Lender and Lenders in connection with Letters of Credit and Foreign Currency Loans Issued or made under this Agreement and the documents associated therewith as fully as if the term “Agents”, as used in this Section 10, included the Issuing Lender with respect to such acts or omissions and (y) as additionally provided in this Agreement and (ii) shall have all of the benefits of the provisions of Section 10.7 as fully as if the term “Agent”, as used in Section 10.7, included the Issuing Lender.

(c)                                  The provisions of this Section are solely for the benefit of each Agent, the Lenders and the Issuing Lender and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2.                        Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Section shall apply to any such Agent and to the Related Parties of the Administrative Agent and any such Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.3.                        Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1), except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.                        Reliance by Agent.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing (including any electronic message, internet or intranet website posting or other distribution), resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation (whether oral or by telephone) reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.                        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (except a payment default) unless such Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.                        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.  The Administrative Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.7.                        Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, including but not limited to, reasonable attorney’s fees and settlement costs (including the allocated fees and expenses of in-house counsel); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder and the resignation or replacement of the Agent.

10.8.                        Agent in Its Individual Capacity.  Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit Issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.  Each such Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Agent were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.9.                        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrowers.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed and shall not be required if an Event of Default exists and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent, which agent shall be (a) a bank organized and doing business under the laws of the United States or any state thereof, subject to supervision or examination by federal or state authority and having a total shareholder equity aggregating at least $1,000,000,000 and (b) unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrowers shall have occurred and be continuing, be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed).  The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.                  Agent Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11.                  The Documentation Agent, Syndication Agent and Lead Arranger.  None of the Lenders or other Persons identified as “the Documentation Agent”, “the Syndication Agent” or the “Lead Arranger”, in their capacity as such, shall have any rights, powers, obligations, duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents other than in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

10.12.                  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.5, 2.9 and 4.11) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 4.11.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11    MISCELLANEOUS

11.1.                        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders and each Loan

Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, consents, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of all Lenders; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Monster Worldwide or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Sections 2.15 through 2.16, 4.8 or 11.17, or any provision of this Agreement that requires the consent of or action by all the Lenders, without the written consent of all the Lenders; (vii) amend, modify or waive any provision of Section 11.1 without the written consent of the Lenders; (viii) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; or (ix) amend, modify or waive any provision of Sections 2.7 to 2.14 without the written consent of each Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto (or in the case of the Lenders, to the Administrative Agent and Monster Worldwide):

the Borrowers:	Monster Worldwide, Inc.
622 Third Avenue, 39th Floor
New York, New York 10017
Attention: Dave Trapani
	Telephone:	(212) 351-7106
	Telecopy:	(917) 256-8306

TMP Worldwide Limited
Chancery House
53-64 Chancery Lane
London, WC2A IQS
Attention: Stephen Cooney
Telephone: (44) 207 406 3505
Telecopy: (44) 207 406 3501

Bartlett Scott Edgar Limited
Bartlett House
65-67 Wilson Street
London, EC2A 2LT
Attention: Lythann Vallely
	Telephone:	(44) 207 562 5780
	Telecopy:	(44) 207 562 5702

The Administrative Agent:	Bank of America, N.A.
100 Federal St MA5-100-11-02
Boston, MA 02110
Attention: Todd MacNeill
Telephone: (617) 434-6842
Telecopy: (617) 434-0474

(if to London Office)	Bank of America, N.A.
26 Elmfield Road,
Bromley, BR1 1WA
United Kingdom
Attention: Andrew Earls, Loan Service
Telephone: (44) 208 313 2507
Telecopy: (44) 208 313 2140

(with a copy to)	Bank of America, N.A.
1185 Avenue of the Americas
New York, NY 10036
Attention: Theodore W. Janeczko
Telephone: (212) 819-5516
Telecopy: (212) 819-6116

The Syndication Agent:	The Royal Bank of Scotland plc
101 Park Avenue

New York, NY 10178
Attention: Shiela Shaw
Telecopy: (212) 401-1406
Telephone: (212) 401-1494

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrowers

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

11.3.                        No Waiver; Cumulative Remedies. No failure by any Lender, any Issuing Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.                        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan or other extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.5.                        Payment of Expenses and Taxes.  Monster Worldwide agrees (a) to pay or reimburse the Administrative Agent on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the administration, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Monster Worldwide prior to the Restatement Closing Date (in the case of amounts to be paid on the Restatement Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its reasonable costs and reasonable expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, provided that, the fees and disbursements of counsel to any such Lender shall only be paid or reimbursed to the extent incurred in connection with a Default or an Event of Default, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse the Issuing Lender and each Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the conversion of any Letter of Credit denominated in a Foreign Currency pursuant to the terms of this Agreement, and (e) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Borrower or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that Monster Worldwide shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities of such Indemnitee to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them may have by statute or otherwise against any Indemnitee, except to the extent resulting from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 11.5 shall be payable not later than twenty days after written demand therefor.  Statements payable by Monster Worldwide pursuant to this Section 11.5 shall be submitted to David Trapani (Telephone No. 212-351-7106) (Telecopy No. 917-256-8306), at the address of Monster Worldwide set forth in Section 11.2, or to such other Person or address as may be hereafter designated by Monster Worldwide in a written notice to the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.                        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that Issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i)  Subject to the conditions set forth in paragraph (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              Monster Worldwide, provided that, no consent of Monster Worldwide shall be required for (x) any assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below), or (y) any assignment of the Commitments, Revolving Loans if an Event of Default has occurred and is continuing;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment; and

(C)                                in the case of any assignment of a Revolving Commitment, each Issuing Lender and the Swingline Lender; and

in the case of all such assignments, subject to notice to the Administrative Agent.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (treating simultaneous assignments by a Lender to two or more Approved Funds of such Lender as a single assignment);

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)                               in the case of an assignment by a Lender to a CLO (as defined below) managed or administered by such Lender or an Affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5 relating to the period during which it was a Lender).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the

Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 4.9, 4.10 or 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(d)                                 Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrowers or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder or, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section concerning assignments.

(e)                                  Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)                                    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each Borrower, each Lender and the Agents hereby confirm that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7.                        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Monster Worldwide, any such notice being expressly waived by Monster Worldwide to the extent permitted by applicable law, upon any amount becoming due and payable by Monster Worldwide hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Monster Worldwide.  Each Lender agrees promptly to notify Monster Worldwide and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with each Borrower and the Administrative Agent.

11.9.                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.                  Integration.  This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement.  All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

11.11.                  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.                  SUBMISSION TO JURISDICTION; WAIVERS, ETC.

(a)                                  SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)                                 WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)                                  SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11. 2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.13.                  Acknowledgments.  Each Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 no Agent or Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

11.14.                  Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1, (ii) unless consent of all the Lenders is required pursuant to Section 11.1, if approved authorized or ratified in writing by the Required Lenders, or (iii) under the circumstances described in paragraph (b) below.

(b)                                 At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to (i) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.3(l); and (ii) to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 11.14.

11.15.                  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of Monster Worldwide or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Monster Worldwide.

For purposes of this Section, “Information” means all information received from Monster Worldwide or any Subsidiary relating to Monster Worldwide or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis, provided that, in the case of information received from Monster Worldwide or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.16.                  WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17.                  Addition of Foreign Subsidiaries as Borrowers.  Notwithstanding Section 11.1 herein, no Foreign Subsidiary may be added as a Borrower to this Agreement without the written consent of the Required Lenders and the Administrative Agent.

11.18.                  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 11.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

11.19.                  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

11.20.                  Borrowings by the UK Borrowers.  (a)  No UK Borrower may borrow or request any borrowings under this Agreement and no Non-UK Qualifying Bank (as defined below) shall make Loans to any UK Borrower under this Agreement, until such date as (i) the UK Borrowers shall have received confirmation and/or necessary approval from the UK Inland Revenue (the “Inland Approval”) in respect to proposed loans from any Lender, other than any Lender that is a party to this Agreement as of the Restatement Closing Date (each a “Non-UK Qualifying Bank”, collectively the “Non-UK Qualifying Banks”) in order to establish such Non-UK Qualifying Bank’s entitlement to receive payments made by the UK Borrowers, make loans to the UK Borrowers under this Agreement, and for the UK Borrowers to make payments, and to borrow money, in each case, under this Agreement, without deduction or withholding of applicable United Kingdom withholding taxes, or (ii) this Agreement shall have been amended and/or amended and restated, subject to the terms and conditions specified below, to create a UK

Borrowing Subfacility (as defined below).  To the extent such Non-UK Qualifying Bank becomes a party to this Agreement, such Non-UK Qualifying Bank shall use commercially reasonable efforts to make all applicable filings with the US Internal Revenue Service and that will permit each UK Borrower to borrow and make payments under this Agreement, and for each Non-UK Qualifying Bank to receive payments and to make Loans hereunder, without deduction or withholding of applicable United Kingdom withholding taxes.

(b)                                 If a Non-UK Qualifying Bank becomes a party to this Agreement and is unable to receive the Inland Approval within a reasonable time from the date it becomes a party to this Agreement, upon the request of Monster Worldwide, each Lender, the Agents, and each Borrower hereby agree to enter into a written amendment and/or amendment and restatement of this Agreement, among other things, to (i) create a separate subfacility under which only each of Barclays Bank PLC, Bank of America, N.A., The Royal Bank of Scotland plc, LaSalle Bank National Association and Fifth Third Bank (each a “UK Qualifying Bank, collectively, the “UK Qualifying Banks”) can make loans, and the UK Borrowers can request borrowings, and (ii) permit any UK Qualifying Bank to (A) act as a fronting bank (the “Fronting Bank”), in such bank’s sole discretion, for the Non-UK Qualifying Banks and to make loans to the UK Borrowers subject to fronting fees and charges payable by the UK Borrowers, and (B) for the Fronting Bank to sell, and for each Non-UK Qualifying Bank to purchase, participations in such subfacility (the “UK Borrowing Subfacility”).

11.21.                  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MONSTER WORLDWIDE, INC., as Borrower

By:	/s/ David Trapani
Name: David Trapani
Title: Treasurer

TMP WORLDWIDE LIMITED, as Borrower and UK Borrower

By:	/s/ Stephen Cooney
Name: Stephen Cooney
Title: Director

BARTLETT SCOTT EDGAR LIMITED, as Borrower and UK Borrower

By:	/s/ David Moffatt
Name: David Moffatt
Title: Director

FLEET NATIONAL BANK, a Bank of America company, as Assignor

By:	/s/ Theodore W. Janeczko
Name: Theodore W. Janeczko
Title: Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Todd Mac Neill
Name: Todd Mac Neill
Title: Assistant Vice President

BANK OF AMERICA, N.A., as Assignee

By:	/s/ Theodore W. Janeczko
Name: Theodore W. Janeczko
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Theodore W. Janeczko
Name: Theodore W. Janeczko
Title: Vice President

THE ROYAL BANK OF SCOTLAND plc, as Syndication Agent and as a Lender

By:	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Anthony M. Buehler
Name: Anthony M. Buehler
Title: Vice President

BARCLAYS BANK PLC, as Lender

By:	/s/ Stephen Cliff
Name: Stephen Cliff
Title: Director

FIFTH THIRD BANK, as Lender

By:	/s/ John Chapman
Name: John Chapman
Title: AVP

Annex A

PRICING GRID FOR LOANS

Pricing Level	Applicable Margin for Eurocurrency Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	1.00%	0.00%	.225%
II	1.25%	0.000%	.300%
III	1.50%	0.000%	.350%
IV	1.75%	0.125%	.375%

The Applicable Margin for Revolving Loans, Foreign Currency Loans, UK Foreign Currency Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below), based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  On each Adjustment Date, the Applicable Margin for Revolving Loans, Foreign Currency Loans, UK Foreign Currency Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 0.75 to 1.00.

“Pricing Level II”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 1.25 to 1.00 but greater than or equal to 0.75 to 1.00.

“Pricing Level III”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 1.75 to 1.00 but greater than or equal to 1.25 to 1.00.

“Pricing Level IV”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 1.75 to 1.00.

Annex B

Name of Lender	Revolving Commitment	UK Foreign Currency Loans	Swingline Commitment
Bank of America, N.A.	$21,000,000	$5,250,000	$5,000,000
The Royal Bank of Scotland plc	21,000,000	5,250,000
LaSalle Bank National Association	21,000,000	5,250,000
Barclays Bank plc	18,500,000	4,625,000
Fifth Third Bank	18,500,000	4,625,000
Total	$100,000,000	$25,000,000	$5,000,000

Annex C

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans		CUSIP Number

	$	$		%
	$	$		%
	$	$		%